    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1996

                                                      REGISTRATION NO. 333-15005
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                       INTERNATIONAL SPORTS WAGERING INC.
                 (Name of Small Business Issuer in Its Charter)
                           --------------------------

            DELAWARE                            7373                           22-3375134
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                           --------------------------

                              201 LOWER NOTCH ROAD
                         LITTLE FALLS, NEW JERSEY 07424
                                 (201) 256-8181
  (Address, including zip code, and telephone number, including area code, of registrant's executive offices)
                           --------------------------

                      BARRY MINDES, CHAIRMAN OF THE BOARD
                       INTERNATIONAL SPORTS WAGERING INC.
                              201 LOWER NOTCH ROAD
                         LITTLE FALLS, NEW JERSEY 07424
                                 (201) 256-8181
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                WITH COPIES TO:

         RICHARD M. HOFFMAN, ESQ.                 STEPHEN J. GULOTTA, JR., ESQ.
   Rubin Baum Levin Constant & Friedman      Squadron, Ellenoff, Plesent & Sheinfeld,
           30 Rockefeller Plaza                                LLP
            New York, NY 10112                           551 Fifth Avenue
        Telephone: (212) 698-7700                    New York, New York 10176
        Telecopier: (212) 698-7825                  Telephone: (212) 661-6500
                                                    Telecopier: (212) 697-6686

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. / /


    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL SUCH REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement covers the registration of (i) 1,500,000 Units to be offered (the "Offering") by the Company, (ii) 225,000 Units issuable upon exercise of the over-allotment option granted to the several Underwriters in connection with the Offering (together with the Units referred to in clause (i), the "Public Offering Units"), (iii) 3,450,000 shares of Common Stock included in the Public Offering Units and underlying Warrants (the "Warrants"), each to purchase one share of Common Stock, included in the same, (iv) 1,725,000 Warrants included in the Public Offering Units, (v) 195,000 shares of Common Stock (the "Bridge Warrant Shares") issuable upon exercise of warrants (the "Bridge Warrants") issued by the Company in October 1996 to certain investors,
(vi) options (the "Representatives' Options") to purchase 150,000 Units to be issued by the Company to the Representatives in connection with the Offering,
(vii) 300,000 shares of Common Stock included in the Units underlying the Representatives' Options and underlying Warrants included in such Units, and
(viii) 150,000 Warrants included in the Units underlying the Representatives' Options. The Bridge Warrant Shares, the Representatives' Options and the Common Stock and Warrants included in the Units issuable upon exercise of the Representatives' Options are offered by certain holders of such securities (the "Selling Securityholders") and not for the account of the Company. Following the prospectus included in this Registration Statement are certain pages of the prospectus relating to the securities being offered by the Selling Securityholders, including alternate front and back cover pages, an alternate "The Offering" section of the "Prospectus Summary," and sections entitled "Concurrent Sales By Company" and "Selling Stockholders." All other sections of the prospectus for the Offering, other than "Underwriting," are to be used in the prospectus relating to the Selling Securityholders. All references in the prospectus for the Offering to the "Offering" will be changed to the "Company Offering" in the prospectus relating to the Selling Securityholders. In addition, cross-references in the prospectus for the Offering shall be adjusted in the prospectus for Selling Securityholders to refer to the appropriate alternate prospectus pages.

                             CROSS REFERENCE SHEET

           ITEM NUMBER OF FORM SB-2                              LOCATION OR CAPTION IN PROSPECTUS
           ----------------------------------------------------  ---------------------------------------------------
       1.  Front of the Registration Statement and               Outside Front Cover Page
             Outside Front Cover of Prospectus
       2.  Inside Front and Outside Back Cover Pages             Inside Front and Outside Back Cover Pages
             of Prospectus
       3.  Summary Information and Risk Factors                  Prospectus Summary; Risk Factors
       4.  Use of Proceeds                                       Prospectus Summary; Use of Proceeds
       5.  Determination of Offering Price                       Outside Front Cover Page
       6.  Dilution                                              Dilution
       7.  Selling Security Holders                              Not Applicable
       8.  Plan of Distribution                                  Outside Front Cover Page; Underwriting
       9.  Legal Proceedings                                     Risk Factors; Business
      10.  Directors, Executive Officers, Promoters              Management
             and Control Persons
      11.  Security Ownership of Certain Beneficial              Principal Stockholders
             Owners and Management
      12.  Description of Securities                             Outside Front Cover Page; Description of
                                                                   Securities; Certain Tax Considerations
      13.  Interest of Named Experts and Counsel                 Legal Matters; Experts
      14.  Disclosure of Commission Position on                  Management-Limitations on Directors' Liability and
             Indemnification for Securities Act                    Indemnification; Part II
             Liabilities
      15.  Organization Within Last Five Years                   Plan of Operation
      16.  Description of Business                               Business
      17.  Management's Discussion and Analysis or               Plan of Operation
             Plan of Operation
      18.  Description of Property                               Business--Property
      19.  Certain Relationships and Related                     Certain Transactions
             Transactions
      20.  Market for Common Equity and Related                  Outside Front Cover Page; Risk Factors-- Absence of
             Stockholder Matters                                   Trading Market; Negotiated Offering Price;
                                                                   Underwriting
      21.  Executive Compensation                                Management--Executive Compensation
      22.  Financial Statements                                  Financial Statements
      23.  Changes in and Disagreements with                     Not Applicable
             Accountants on Accounting and Financial
             Disclosure
      24.  Indemnification of Directors and Officers             Management-Limitations on Directors' Liability and
                                                                   Indemnification; Part II
      25.  Other Expenses of Issuance and                        Part II
             Distribution
      26.  Recent Sales of Unregistered Securities               Certain Transactions; Part II
      27.  Exhibits                                              Part II; Exhibits
      28.  Undertakings                                          Part II

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED DECEMBER   , 1996

PROSPECTUS

                       INTERNATIONAL SPORTS WAGERING INC.

                                1,500,000 UNITS
               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
        AND ONE REDEEMABLE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK
                             ---------------------


    International Sports Wagering Inc. (the "Company") hereby offers 1,500,000 units (each, a "Unit" and collectively, the "Units"), each Unit consisting of one share of common stock, par value $.001 per share, of the Company (the "Common Stock") and one redeemable warrant to purchase one share of Common Stock at an exercise price per share equal to 120% of the initial Unit offering price, subject to certain adjustments (each, a "Warrant" and collectively, the "Warrants"). The Common Stock and Warrants will not be detachable or separately transferable, and may be traded only as Units, until two years from the date hereof or such earlier date as Barington Capital Group, L.P. ("Barington") may determine or as the Company may determine after one year based on certain circumstances (the "Separation Date"). The Warrants are not exercisable until the Separation Date, expire five years from the date of this Prospectus, and are redeemable at $.05 per Warrant under certain circumstances. See "Description of Securities."



    Prior to the Offering (the "Offering"), there has been no public market for the Units, Common Stock or Warrants. The Company has applied for quotation of the Units, Common Stock and Warrants on the Nasdaq SmallCap Market ("NASDAQ") under the proposed symbols "ISWIU," "ISWI" and "ISWIW," respectively. It is currently anticipated that the initial public offering price of the Units will be between $5.00 and $7.00 per Unit. The initial public offering price has been determined by negotiations among the Company and Barington and GKN Securities Corp. (together with Barington, the "Representatives") who are serving as the representatives of the several underwriters named herein (collectively, the "Underwriters"). See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

                           --------------------------

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS"
                     BEGINNING ON PAGE 9 AND "DILUTION" ON
                                    PAGE 19.

                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.
     NEITHER THE NEVADA STATE GAMING CONTROL BOARD NOR THE NEVADA GAMING
         COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES
          OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS
                                   UNLAWFUL.

                                                                             UNDERWRITING
                                                        PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                         PUBLIC             COMMISSIONS(1)           COMPANY(2)
Per Unit........................................            $                      $                      $
Total(3)........................................            $                      $                      $


(1) Does not reflect additional compensation to be received by the Representatives including (i) a non-accountable expense allowance equal to
    3% of the gross proceeds of the Offering (of which $         has been paid)
    and (ii) options entitling the Representatives to purchase from the Company, for a period of five years from the date of this Prospectus, up to 150,000 Units at an exercise price equal to [120%] of the initial Unit offering price (the "Representatives' Options"). The Company has also agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."



(2) Before deducting estimated expenses payable by the Company (including the Representatives' non-accountable expense allowance) estimated at $860,000 ($900,500, if the Over-Allotment Option (as defined below) is exercised in full).


(3) The Company has granted an option to the Underwriters, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 225,000 Units, on the same terms and conditions set forth above, solely to cover over-allotments (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $         , $         , and
    $         , respectively. See "Underwriting."
                           --------------------------


    The Units offered hereby are offered, subject to prior sale, when, as and if delivered to and accepted by the several Underwriters and subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the securities comprising the Units will be made at the offices of Barington Capital Group, L.P., 888 Seventh Avenue, New York, New
York 10019 on or about       , 1996.

                           --------------------------

BARINGTON CAPITAL GROUP, L.P.                                     GKN SECURITIES

                  THE DATE OF THIS PROSPECTUS IS       , 1996.

                                   GAP SHEET

                                     PHOTOS

Panorama of individuals using Player Betting Stations

Player using the System

Player Betting Station Screens illustrating
  (a) betting propositions
  (b) Player account
  (c) SportXction-TM- logo

Panaorama of individuals using Player Betting Stations

SportXction-TM-logo

                            ------------------------

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK AND WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

Prior to the Offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Company intends to furnish to its stockholders annual reports containing financial statements audited by independent accountants and such other periodic reports as the Company may deem appropriate or as may be required by law.

    UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES TO THE "COMPANY" CONTAINED IN THIS PROSPECTUS REFER TO INTERNATIONAL SPORTS WAGERING INC., A DELAWARE CORPORATION, AND ITS PREDECESSOR. UNLESS OTHERWISE STATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS (I) ASSUMES THAT THE OVER-ALLOTMENT OPTION HAS NOT BEEN EXERCISED, AND (II) REFLECTS A 3.0230479-FOR-1 STOCK SPLIT (THE "STOCK SPLIT") EFFECTED ON OCTOBER 24, 1996. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS." THE UNITS OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS AND, ACCORDINGLY, SHOULD BE READ IN CONJUNCTION WITH SUCH INFORMATION, FINANCIAL STATEMENTS AND NOTES. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                                  THE COMPANY

    International Sports Wagering Inc. (the "Company") has designed and developed an interactive, proprietary, PC-based computer system that enables users to wager during the course of a sporting event. The Company's SportXction-TM- sports wagering system (the "System") accepts bets not only on the outcome of a sporting event, but also on discrete parts of the event and on specific game situations, such as will a team get a first down, will a batter get on base, or will a player make two foul shots. The System is unique in that it permits betting while these game situations are in progress, such as between downs or pitches, permitting more frequent placing and cashing of wagers. The Company believes that the System will generate additional patrons, wagering and higher commissions for gaming establishments than more traditional forms of sports wagering.

SPORTXCTION-TM- SPORTS WAGERING SYSTEM

    The interactive element of the System is a Player Betting Station ("PBS") that is a personal computer with a touch screen, operating a "windowing" system which displays a television picture of a live sporting event in the upper left quadrant of the PC monitor. A list of available bets, together with the terms of those bets (including the amount of the wager necessary to receive a particular payout and the contestants upon whom the wager is being placed) and other details relating to the event being watched and the bets previously placed are displayed on the remainder of the monitor. By touching the screen, a bettor can place a variety of bets within seconds on the sporting event then being viewed. The System is capable of permitting bettors to select from multiple sporting events being televised simultaneously, thereby allowing the bettor to bet on numerous games while using the System.


    The System's proprietary software permits fixed price betting during the course of a sporting event by continuously balancing the betting pool on each betting proposition to within a pre-set level. In general, a balanced pool is achieved when the money bet on one side of a betting proposition is sufficient to pay off the winners on the other side of that proposition, should the other side win. The System operator begins by setting up a number of pools or wagering propositions (for example, the winner of a game, the team leading at the end of a particular period of play, over or under scoring on the game or period, and wagers on specific events or games situations). Once the sporting event begins, the System sets the initial odds on each betting proposition. As wagering continues, if the pool becomes unbalanced, the System automatically adjusts the odds on both sides of the betting proposition to induce a betting pattern which returns the pool to balance. The System maintains a record of all wagers placed by each bettor and keeps an account for each bettor, adding winnings and subtracting losses.

    In sports wagering currently, bets are taken only before a sporting event or segment thereof begins. Since most sporting events take several hours to complete, bettors can place bets, and cash in winning bets to use in subsequent wagers, only a few times each day, thereby limiting the number of wagers bettors may be inclined to make each day. As a result, sports betting facilities are frequently under-utilized. In addition, sports books currently are rarely perfectly balanced. To the extent that the book is not balanced, the sports book takes risk on the outcome of the game or event.


    On October 24, 1996, the Company completed a pre-trial of the System (with play money) and, on November 25, 1996, the Company completed a live trial (with real money) at the Excalibur Hotel & Casino in Las Vegas, Nevada ("Excalibur"). Completion of the trial is one of the conditions for obtaining approval by Nevada gaming authorities for the use of the System. Regulations of the Nevada State Gaming Control Board (the "Nevada Board") and the Nevada Gaming Commission (the "Nevada Commission") do not set forth any criteria by which approval of the System is to be determined. The Company believes that proper technical functioning of the System, proper processing of wagers and generation of accurate audit records are among the factors to be considered in any such approval. No assurance can be given that the System will be approved in Nevada or elsewhere. The approval process is expected to be completed by mid-January 1997. The Company believes that the System functioned properly during the course of the trial. See"Risk Factors--Single Product; No Contracts; Uncertain Market Acceptance." If use of the System is approved, the Company will be able to sell or lease the System to casinos and other sports wagering establishments in the State of Nevada. See "Risk Factors--Governmental Regulation." Pending a decision on approval by the Nevada Gaming Authorities (as hereinafter defined) for use of the System, the Company has made arrangements with Excalibur (with the permission of the Nevada Gaming Authorities) for continued operation of the System through January 5, 1997.



    The Company has filed two United States patent applications relating to its proprietary wagering methods and its related computer processing system with the United States Patent and Trademark Office (the "PTO"). The initial United States patent application, as amended, was approved and a patent issued in November 1996. The second application is still pending. Corresponding applications have been filed in numerous foreign countries. See "Risk Factors--Uncertainties Regarding Intellectual Property."


STRATEGY

    Sports wagering is currently legal only in the State of Nevada and in numerous foreign countries. In Nevada, sports wagering currently takes place at large modern casinos and at dedicated sports wagering facilities ("sports books"). Sports wagering at Nevada's gaming establishments increased from approximately $294 million in 1980 to approximately $2.4 billion in 1995. In 1995, there were approximately 115 gaming establishments in Nevada that offered sports wagering.


    The Company believes that the market for sports wagering in Nevada could accommodate between 12,000 and 15,000 of the Company's Player Betting Stations, with some of the larger casinos utilizing between 300 and 400 PBSs. If the System is approved for use in Nevada, the Company intends to utilize its own sales personnel and focus its initial marketing efforts on the larger more modern casinos that could accommodate a larger number of PBSs. The Company initially intends to lease the System to casinos and other gaming establishments and provide training services to their personnel so they can operate and maintain the System. Thereafter, the Company intends to provide the System to sports wagering establishments in consideration for either a portion of the revenue received by the establishment or on a transaction fee basis. However, prior to entering into any such compensation arrangement, the Company may be required to obtain a gaming license from Nevada Gaming Authorities, a process which is expected to take between nine and 12 months from the date all required applications are filed and the investigation commences. There can be no assurance that the Company would be licensed. If any of the Company's officers, directors, key employees or stockholders were found unsuitable by the Nevada Gaming Authorities, the Company would have to sever its relationship with such persons. If the Company is licensed, no person will be permitted to acquire control of the Company without the prior approval of the Nevada

Commission upon the recommendation of the Nevada Board. See "Risk
Factors--Governmental Regulation."


    The Company may also seek to operate the System through a single or several central hubs which control all terminals located in a group of casinos owned by one or more entities, a group of unrelated casinos, or gaming establishments located within a given city or in the state, subject to obtaining an appropriate license. By linking smaller casinos or other gaming establishments that have insufficient sports wagering on their own to accommodate the System, the Company believes that the market for the System can be expanded. See "Risk Factors--Governmental Regulation."

    In the future, the Company also intends to market the System in foreign countries in which sports wagering is legal. The Company has no contracts with any gaming establishment, domestic or foreign, and has not yet attempted to market the System to any casinos or other gaming establishments. The Company also may, in the future, explore alternative applications of its proprietary technology, including adaptation of the System for use in non-wagering activities such as interactive games in bars, and games and other activities conducted over the Internet, cable television and other communications media. See "Use of Proceeds" and "Business--Marketing and Sales Strategy."

HISTORY

    The Company was founded by Mr. Barry Mindes, who currently serves as its Chairman of the Board. Since 1962, Mr. Mindes has been involved in the design, development and implementation of large computer and telecommunications systems, including systems used by the Midwest Stock Exchange, the initial off-track betting system used by the City of New York and the system originally used by the New Jersey Lottery. See "Management."

    The Company is a development stage company which was incorporated under the laws of the State of Delaware on May 22, 1995, and is the successor by merger to Systems Enterprises Inc., an S-corporation incorporated in the State of New Jersey on December 17, 1992. The Company's corporate offices are located at 201 Lower Notch Road, Suite 2B, Little Falls, New Jersey 07424. The Company's telephone number is (201) 256-8181.

                                  THE OFFERING


The Units....................................  1,500,000 Units, each Unit consisting of one share of Common Stock and one Warrant. The
                                                 securities comprising the Units will not be
                                                 detachable or separately transferable, and
                                                 may be traded only as Units, until two
                                                 years from the date hereof or such earlier
                                                 date as Barington may determine or as the
                                                 Company may determine after one year based
                                                 on certain circumstances. See "Description
                                                 of Securities."
Common Stock.................................  1,500,000 shares of Common Stock included in the Units.
Warrants.....................................  1,500,000 Warrants included in the Units.
                                               Each Warrant entitles the holder to purchase
                                                 one share of Common Stock commencing on the
                                                 Separation Date and continuing until
                                                            , 2001 at an exercise price of
                                                 $    (120% of the initial Unit offering
                                                 price). The Warrants are redeemable after
                                                 the Separation Date by the Company at a
                                                 price of $.05 per Warrant if the market
                                                 value of the Common Stock is equal to $
                                                 (200% of the initial Unit offering price)
                                                 for a period of 15 consecutive trading days
                                                 ending within 15 days of the date upon
                                                 which the Warrants are called for
                                                 redemption. See "Description of
                                                 Securities-- Warrants."
Common Stock Outstanding Immediately Prior to
  the Offering(1)............................  6,024,277 shares
Common Stock to be Outstanding Following the
  Offering(1)(2).............................  7,524,277 shares
Risk Factors.................................  The Units offered hereby involve a high degree of risk and substantial dilution and
                                                 should be purchased only by persons who can
                                                 afford to sustain the loss of their entire
                                                 investment. See "Risk Factors" and
                                                 "Dilution."
Use of Proceeds..............................  The net proceeds of the Offering will be used
                                               (i) to purchase equipment to be used in the
                                                 System, (ii) to fund the Company's sales
                                                 and marketing efforts, (iii) to fund
                                                 further product enhancement and
                                                 development, (iv) to repay the Bridge
                                                 Notes, and (v) for general corporate and
                                                 working capital purposes.


Proposed NASDAQ Trading Symbols(3)...........  Units............................  ISWIU
                                               Common Stock.....................  ISWI
                                               Warrants.........................  ISWIW

------------------------

(1) Does not include (i) 195,000 shares of Common Stock issuable upon exercise of warrants (the "Bridge Warrants") to purchase Common Stock, at an exercise price equal to the lesser of $3.60 or 60% of the initial Unit offering price, issued by the Company to purchasers of its 10% Senior Promissory Notes (the "Bridge Notes") in connection with a debt financing consummated prior to the Offering (the "Bridge Financing"), and
    (ii) an aggregate of 1,467,390 shares of Common Stock reserved for issuance pursuant to options under the Company's existing stock option plans, of which options to purchase 700,390 shares have been granted and remain outstanding as of the date hereof. See "Management-- Stock Option Plans," "Description of Securities--Bridge Units," and "Underwriting."



(2) Does not include (i) up to 1,500,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units offered hereby, (ii) up to 450,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option and the Warrants underlying the same, and (iii) up to 300,000 shares of Common Stock issuable upon exercise of the Representatives' Options and the Warrants underlying the same (the "Representatives' Unit Warrants"). See "Underwriting."


(3) There is currently no market for the Units, Common Stock or Warrants and there can be no assurance that a market for any of such securities will develop after the Offering. The Company has applied for quotation of the Units, Common Stock and Warrants on NASDAQ. There can be no assurance, however, that such application will be approved, or if approved, will be maintained. See "Risk Factors--Absence of Trading Market; Negotiated Offering Price" and "Risk Factors--NASDAQ Delisting; Low Stock Price."

                         SUMMARY FINANCIAL INFORMATION

    The following table sets forth summary historical financial data for the Company for the period from inception of the Company, May 22, 1995, through September 30, 1996. The historical financial data are derived from the audited Financial Statements included elsewhere in this Prospectus. The summary historical financial data should be read in conjunction with the "Plan of Operation" and Financial Statements included elsewhere in this Prospectus.


                                                                                           PERIOD FROM INCEPTION
                                                                                              (MAY 22, 1995)
                                                                                           THROUGH SEPTEMBER 30,
                                                                                                   1996
                                                                                         -------------------------
                                                                                         (IN THOUSANDS, EXCEPT PER
                                                                                                SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Research and development...............................................................          $     791
General and administrative.............................................................                226
Total operating expenses...............................................................              1,017
Loss from operations...................................................................             (1,017)
Interest income........................................................................                 40
Net loss...............................................................................               (977)
Net loss per share(1)..................................................................          $   (0.15)
Shares used in computing net loss per share(1).........................................          6,477,410


                                                                                       SEPTEMBER 30, 1996
                                                                            ----------------------------------------
                                                                             ACTUAL    PRO FORMA(2)   AS ADJUSTED(3)
                                                                            ---------  -------------  --------------

                                                                                                (UNAUDITED)
                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...........................................................  $     361    $     911      $    7,490
Total assets..............................................................        902        1,517           7,985
Total current liabilities.................................................        186          186             186
Long-term obligations.....................................................         --          425              --
Deficit accumulated during the development stage..........................       (977)        (977)         (1,278)
Total stockholders' equity................................................        716          906           7,845


------------------------


(1) Net loss per share is computed based upon the weighted average number of shares of Common Stock outstanding during the periods and gives effect to certain adjustments described below. The net loss calculations give retroactive recognition to the Stock Split for all periods presented. Also, pursuant to the requirements of the Securities and Exchange Commission (the "Commission"), all shares issued and stock options and warrants granted within the 12 months immediately preceding the initial filing of the Registration Statement for the Offering at a price below the anticipated Offering price, totaling 1,504,804 shares of Common Stock, have been included in the calculation for all periods presented utilizing the "treasury stock method."


(2) Pro forma to give effect to the issuance of $650,000 aggregate principal amount of Bridge Notes in the Bridge Financing (with related expenses of $100,000) and the application of the net proceeds therefrom. Long term obligations are stated net of debt discount of $225,000 ascribed to the Bridge Warrants issued as part of the Bridge Financing. This discount amount will be amortized to interest expense over the period the debt is outstanding. See Note 8 of Notes to Financial Statements.

(3) Adjusted to give effect to (i) the sale of 1,500,000 Units offered hereby at an assumed initial public offering price of $6.00 per Unit and the application of the estimated net proceeds therefrom, and (ii) interest expense of $301,000 (including non-recurring interest expense of $290,000 resulting from the repayment of the Bridge Notes and $11,000 of cash interest expense, based on an assumed repayment in December 1996). See "Use of Proceeds" and Note 8 to Notes to Financial Statements.

                                  RISK FACTORS

    THE UNITS OFFERED HEREBY INVOLVE SUBSTANTIAL RISKS AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE MAKING AN INVESTMENT IN THE UNITS. THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS ARE NOT INTENDED TO BE AN EXHAUSTIVE LIST OF THE GENERAL OR SPECIFIC RISKS INVOLVED, BUT MERELY IDENTIFY CERTAIN RISKS THAT ARE NOW FORESEEN BY THE COMPANY. IT MUST BE RECOGNIZED THAT OTHER RISKS, NOT NOW FORESEEN, MIGHT BECOME SIGNIFICANT IN THE FUTURE AND THAT THE RISKS WHICH ARE NOW FORESEEN MIGHT AFFECT THE COMPANY TO A GREATER EXTENT THAN IS NOW FORESEEN OR IN A MANNER NOT NOW CONTEMPLATED. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER ALL INFORMATION CONTAINED IN THIS PROSPECTUS AND SHOULD GIVE PARTICULAR CONSIDERATION TO THE FOLLOWING RISK FACTORS BEFORE DECIDING TO PURCHASE THE UNITS OFFERED HEREBY.


    SINGLE PRODUCT; NO CONTRACTS; UNCERTAIN MARKET ACCEPTANCE. The Company's success will depend on the success of a single product, the System. The Company conducted a pre-trial of the System at a Las Vegas casino which consisted of five events utilizing play money. A live trial utilizing real money began on October 27, 1996 and ended on November 25, 1996. Completion of the trial is one of the conditions for obtaining approval by the Nevada Gaming Authorities for use of the System. Regulations of the Nevada Gaming Authorities do not set forth any criteria by which approval of the System is to be determined. Such approval is left to the discretion of the Chairman of the Nevada Board. The Company believes that proper technical functioning of the System, proper processing of wagers and generation of accurate audit records are among the factors to be considered in any such approval. No assurance can be given that the System will be approved for use in Nevada or elsewhere. The approval process is expected to be completed by mid-January 1997. There can be no assurance that the System will operate successfully in a live wagering environment. The Company has not been licensed to manufacture, distribute, sell or lease the System nor has it sold or leased it to any casino or other gaming establishment. To achieve commercial success, the System must be approved for use in Nevada, and accepted both by casino and sports book operators and by gaming patrons. The Company believes that acceptance by casino and sports book operators will ultimately depend upon player acceptance. The Company has not performed market studies to support its belief that the System will be perceived by patrons as a preferred alternative to current sports wagering practices or other wagering alternatives, and there can be no assurance that the System will be accepted by its intended market. If the System does not perform well in its initial evaluations or does not achieve sufficient market acceptance, the Company's business, financial condition and results of operations would be materially and adversely affected, and investors would be exposed to the loss of their entire investment. There can be no assurance that the System will perform its intended function, meet applicable regulatory standards, be capable of production at reasonable costs and on a timely basis, be successfully marketed or prove to be commercially viable.


    DEVELOPMENT STAGE COMPANY; EXPECTATION OF LOSSES. The Company is in the development stage and, as such, has not generated revenues from the sale of the System. As of September 30, 1996, the Company had cumulative net losses since inception of approximately $1,000,000, and the Company expects to continue to incur substantial losses and negative cash flow at least through calendar 1997. There can be no assurance that the Company will become profitable or that cash flow will become positive at any time in the future. The likelihood of the Company's success must be considered in light of the problems, delays, expenses and difficulties encountered by an enterprise in the Company's stage of development, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to further product enhancement and development; software design, development and enhancement; testing; gaming regulations and taxes; System assembly; the competitive and regulatory environment in which the Company plans to operate; marketing problems; and additional costs and expenses that may exceed current estimates.

    CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING. The Company anticipates that the net proceeds of the Offering, together with existing resources, will be adequate to fund its capital and operating requirements through the next 18 to 24 months based upon the Company's current business plan. See "Use of Proceeds" and "Plan of Operation." The Company's capital requirements may vary materially from those now planned due to a number of factors, including the rate at which the Company can introduce the System, the market acceptance and competitive position of the System, the response of competitors to the System and the ability of the Company and its management to satisfy applicable licensing requirements. The Company may need to raise additional capital to fund its future operations. There can be no assurance that additional financing will be available when needed on terms acceptable to the Company, or at all. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to limit its operations significantly. See "Use of Proceeds" and "Plan of Operation."


    GOVERNMENTAL REGULATION. The System qualifies as "associated equipment" as that term is defined in the Nevada Gaming Control Act (the "Nevada Act"). Associated equipment is generally defined as any equipment or mechanical, electromechanical or electronic contrivance, component or machine used remotely or directly in connection with gaming, any game, race book or sports pool that would not otherwise be classified as a gaming device. All associated equipment that is manufactured, sold, transferred, offered or distributed for use or play in Nevada must first be administratively approved by the Chairman of the Nevada Gaming Control Board (the "Nevada Board"). The administrative approval process for associated equipment includes an evaluation by the Nevada Board's audit division (the "Audit Division") and, in some cases, by the Nevada Board's electronic services laboratory, followed by a field trial. The System has been cleared by the Audit Division to undergo a trial period at a casino, subject to terms and conditions imposed by the Chairman of the Nevada Board. The pre-trial phase of the trial (with play money) and the live phase of the trial (with real money) were conducted at the Excalibur Hotel & Casino in Las Vegas, Nevada and were completed on November 25, 1996. Completion of the trial is one of the conditions for obtaining approval by the Nevada Gaming Authorities for use of the System. Regulations of the Nevada Gaming Authorities do not set forth any criteria by which approval of the System is to be determined. Such approval is left to the discretion of the Chairman of the Nevada Board. No assurance can be given that the System will be approved for use in Nevada or elsewhere. The approval process is expected to be completed by mid-January 1997. The Nevada Act provides that no licensee shall install or use associated equipment without the prior approval of the Chairman of the Nevada Board. If the System is not approved, the Company will be unable to sell or distribute it for use or play within the State of Nevada.



    In order for the Company to be compensated for use of the System on the basis of a percentage of revenue received by a licensed gaming establishment or on a transaction fee basis, the Company may be required to obtain a Nevada Gaming License (as hereinafter defined), a process which is expected to take between nine and 12 months from the date all required applications are filed and the investigation commences. The Company intends to apply for a Nevada Gaming License as soon as reasonably practicable after the Offering. No assurance can be given that the investigation will commence on a timely basis or will not take longer than 12 months. In addition, the Nevada Commission has the discretion to require that the Company apply for a finding of suitability to be a manufacturer and distributor of associated equipment. The Company may seek to operate the System through a central hub. There can be no assurance that the Nevada Act would permit such operation and, even if permitted, the Company may be required to obtain a license to do so. The operation of licensed gaming in general, and the operation of race books and sports pools in particular, is subject to strict licensing and regulatory control by the Nevada Board, the Nevada Commission and various local, city and county regulatory agencies. No applicant for a registration, license, finding of suitability or approval (individually, a "Gaming License" and collectively, "Gaming Licenses") has any right to the Gaming License sought. Any Gaming License issued or granted is a revocable privilege, and no holder acquires any vested rights therein or thereunder. The Company has not yet applied for or received any Gaming Licenses. There can be no assurance that such Gaming Licenses will be granted or maintained, or that no burdensome conditions, limitations or restrictions will be imposed upon the Company. In connection with the Company's application for Gaming Licenses, the

Nevada Commission will have the authority to require that any beneficial owner of the Company's voting securities, including the Units, be investigated and found suitable, although the Nevada Act does not require a finding of suitability unless a person is the beneficial owner of more than 10% of the outstanding voting securities. In addition, if any of the Company's officers, directors, key employees or stockholders are denied a license or finding of suitability, or are found unsuitable to continue having a relationship with the Company, the Company would have to sever its relationship with such persons. Furthermore, if the Company's application for Gaming Licenses is denied, any existing approval for the System could be revoked and the Nevada Commission could order the termination of any existing contracts for the System. Moreover, the Company would be prevented from selling or distributing the System for use or play in Nevada after the date of such denial.



    If the Company is licensed, no person will be permitted to acquire control of the Company without the prior approval of the Nevada Commission upon the recommendation of the Nevada Board. The Nevada Commission may require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to an acquisition of control. The applicant is required to pay all costs of investigation.


    The United States Congress has recently passed legislation which creates a national gaming study commission (the "National Gaming Commission"). The National Gaming Commission will generally have the duty to conduct a comprehensive legal and factual study of gambling in the United States and existing Federal, state and local policies and practices with respect to the legalization or prohibition of gambling activities, to formulate and propose changes in such policies and practices and to recommend legislation and administrative actions for such changes. It is not possible to predict the future impact of these proposals on the Company and its operations. Any such proposals could have a material adverse affect on the Company's business. See "Business--Governmental Regulation."


    COMPETITION AND RAPID TECHNOLOGICAL CHANGE. The Company's operations will compete with other forms of gambling, both within and outside of Nevada, including, but not limited to, sports wagering as currently conducted in Nevada, casino games (such as traditional slot machines, video slot, poker and blackjack machines, roulette, card games, keno and craps), bingo, state-sponsored lotteries, on-and off-track betting on horses and dogs, jai alai, offshore cruise ships, riverboats and Native American gaming operations. The gaming industry is also subject to shifting consumer preferences and perceptions. A shift in consumer acceptance or interest in gaming could adversely affect the Company. Moreover, competition is intense and increasing among providers of wagering and gaming equipment, both hardware and software, and the Company believes that new competitors will emerge in the future. Many of the Company's competitors or potential competitors may have products that may compete directly with the System and such competitors may have significantly greater financial, technological, manufacturing, marketing, operating and other resources than the Company. In addition, certain of the Company's potential competitors, including large providers of wagering, gaming and computer equipment, may have technological capabilities that would allow them to develop new or alternative systems. The wagering and gaming equipment industry is subject to rapid change and is characterized by constant technological innovation. There can be no assurance that future technological advances will not result in improved products or services that could adversely affect the Company's business or that the Company will be able to develop and introduce competitive uses for its products and to bring such uses to market in a timely manner. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results or financial condition. Furthermore, any success the Company might have may induce new competitors to enter the market. There can be no assurance that the Company will be a successful competitor in the wagering and gaming equipment and service industry. See "--Possible Exclusive Relationships Between Casinos and Third Parties" and "Business--Competition."


    UNCERTAINTIES REGARDING INTELLECTUAL PROPERTY. The Company regards the System and related technology as proprietary and relies primarily on a combination of patent, trademark, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect its proprietary rights. The Company has filed two United States patent applications relating to its proprietary wagering methods and its related computer processing system. The initial United States patent application, as amended, was approved and a patent issued on November 12, 1996. The second application is still pending. Corresponding patent applications have been filed in numerous foreign countries. No assurance can be given that any of the Company's other patent applications will issue as patents, that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by the Company or, if instituted, that such challenges will not be successful. Defense of intellectual property rights can be difficult and costly, and there can be no assurance that the Company will be able effectively to protect its technology from misappropriation by competitors. Additionally, third party infringement claims may result in the Company being required to enter into royalty arrangements or pay damages, any of which could materially and adversely affect the Company's business, financial condition and results of operations. It is the Company's policy that all employees and consultants involved in research and development activities sign non-disclosure agreements; however, this may not afford the Company sufficient protection for its know-how and its proprietary information and products. Other parties may independently develop similar or more advanced technologies or design around aspects of the Company's technology which may be patented or duplicate the Company's trade secrets.



    As the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. Although the Company has not received any claim that it is infringing any patent or other proprietary right and is not currently aware of any claim that it is infringing any intellectual property rights of others, there can be no assurance that the Company will not face such claims, with or without merit, in the future. Any such claims or litigation could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any settlement of such claims or adverse determinations in such litigation could also have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."



    MANAGEMENT OF GROWTH. Execution and implementation of the Company's plan of operation will require significant growth. The Company's current plans for growth will place a significant strain on the Company's financial, managerial and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to attract, motivate and train key employees. If the Company's executives are unable to manage growth effectively, the Company's business, operating results and financial condition would be materially and adversely affected. See "Plan of Operation."



    DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the continued efforts and abilities of its executive officers and other key personnel such as Barry Mindes, the Company's founder and Chairman of the Board, and Bernard Albanese, a director of the Company and the Company's President and Treasurer. The loss or unavailability of Messrs. Mindes or Albanese for any significant period could have a material and adverse effect on the Company's business, financial condition and results of operations. Messrs. Mindes and Albanese have entered into employment agreements with the Company which terminate on May 22, 1998 and June 1, 1998, respectively. See "Management--Employment Agreements." The Company does not maintain and does not intend to obtain key person life insurance on the life of either Messrs. Mindes or Albanese. The Company's operations will also depend to a great extent on the Company's ability to attract new key personnel and retain existing key personnel in the future. Competition is intense for highly skilled employees and there can be no assurance that the Company will be successful in attracting and retaining such personnel, or that it can avoid increased costs in order to do so. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the Company's operating results and financial condition. See "Business--Personnel" and "Management."



    LIMITED MARKETING EXPERIENCE; NEED FOR ADDITIONAL PERSONNEL. The Company has very limited marketing resources and limited experience in marketing and selling the System. The Company intends to rely on its own personnel in marketing and selling the System. Presently, only the Chairman of the Board and the Vice President--Marketing are expected to devote attention to marketing and sales, and the Company will need to hire additional personnel to market and sell the System if it is approved by the Nevada Board. There can be no assurance that the Company will be able to establish adequate marketing and sales capabilities. Achieving market penetration will require significant efforts by the Company to create awareness of, and demand for, the System. The failure by the Company to successfully develop its marketing capabilities would have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that the development of such marketing capabilities will lead to sales or leases of the System. See "Business--Marketing and Sales Strategy."

    LIMITED MARKET SIZE. Presently, the market for the System in the United States is limited to casinos and sports book operations in the State of Nevada. No assurance can be given that new markets will develop or that legislation permitting sports wagering in other states within the United States will be adopted. In addition, while sports wagering exists outside of the United States, no assurance can be given that the System would be accepted in such foreign markets or that compliance with any regulatory conditions imposed by foreign jurisdictions will be achieved.

    SEASONALITY OF SPORTING EVENTS. The Company's operations are substantially dependent on a continuous supply of broadcast sporting events on which bettors can wager. The Company believes that certain sports or certain sporting events (such as the World Series in baseball and the Superbowl in football) may generate more wagering revenue than others. A concentration in any calendar period of sports or sporting events which induce higher wagering, will, to the extent the Company's revenue is derived based on wagering revenue, result in higher revenue for such periods. The Company is aware of one company whose revenue from sports book operations has been seasonal, with more than half of the wagers received being placed between September and January, and with wagers on professional and college football games historically comprising approximately 40% of the bets placed. In addition, strikes in professional sports may result in a significant loss of revenue and adversely affect the Company's results of operations for the periods in which they occur.

    POSSIBLE EXCLUSIVE RELATIONSHIPS BETWEEN CASINOS AND THIRD PARTIES. The Company will initially focus its marketing efforts on casinos and sports book operations in Nevada. The Company believes that sports wagering facilities in casinos are currently operated either by the casino itself or pursuant to contractual relationships with licensed sports book operators. The Company is aware of one entity which owns and operates sports book facilities in approximately 35 casinos and other gaming establishments. Such entity or any other entity which operates sports books in casinos may have exclusive relationships with casinos which could limit the ability of casinos to contract directly with the Company. As a result, the Company might be required to pay substantial sums to such third parties for the privilege of supplying the System to any such casino, which could have a material and adverse effect on the Company's financial condition and results of operations.


    POSSIBLE OBJECTIONS BY LEAGUES AND BROADCASTERS. The System operates in conjunction with live broadcasts of sporting events shown in casinos or other gaming establishments. The broadcast of sporting events by television stations is typically covered by agreements with players' leagues such as the National Football League or the National Basketball Association. In addition, display by casinos within their sports betting parlors of sporting events is typically subject to agreement with broadcasters of sporting events. Players' leagues could attempt to enjoin use of the System in conjunction with broadcasts of such sporting events and sue the Company for damages, whether or not such claims have merit. In the event either leagues or sporting event broadcasters object to wagering on sporting events in general, or use of the System in particular, and in the event that the Company could not eliminate such objections by modification of the System or otherwise, the Company's financial condition and results of operations could be materially and adversely affected.



    CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS. Upon the completion of the Offering, the Company's stockholders prior to the Offering will beneficially own approximately 80% of the outstanding shares of Common Stock (78% if the Over-Allotment Option is exercised in full). Barry Mindes, the Company's founder and Chairman of the Board, Mindes Family Limited Partnership, of which Mr. Mindes is general partner, Bernard Albanese, a director and executive officer of the Company, and the Marie Albanese Trust, a trust for the benefit of Mr. Albanese's wife, together will beneficially own approximately

46% of the outstanding shares of Common Stock immediately after the Offering (45% if the Over-Allotment Option is exercised in full). As a result of such ownership, the existing stockholders of the Company will have the ability to control the election of the directors of the Company and the outcome of issues submitted to a vote of the stockholders of the Company. See "Principal Stockholders."

    BROAD DISCRETION AS TO USE OF PROCEEDS. Approximately 17% of the net proceeds of the Offering has been allocated to general corporate and working capital purposes and will be used for such specific purposes as management may determine. Accordingly, management will have broad discretion with respect to the expenditure of that portion of the net proceeds of the Offering. In addition, the Company's estimate of its allocation of the use of proceeds of the Offering is subject to a reapportionment of proceeds among the categories set forth herein or to new categories. The amount and timing of expenditures will vary depending upon a number of factors, including the progress of the Company's product development and marketing efforts, changing competitive conditions and general economic conditions. See "Use of Proceeds."


    ABSENCE OF TRADING MARKET; NEGOTIATED OFFERING PRICE. Prior to the Offering, there has been no public market for the Units, Common Stock or Warrants. There can be no assurance that any trading market for the Units, Common Stock or Warrants will develop or, if any such market develops, that it will be sustained. The initial Unit offering price, and the exercise price of the Warrants, have been established by negotiation between the Company and the Representatives and do not bear any relationship to the Company's book value, assets, past operating results, financial condition or other established criteria of value. See "Underwriting."


    POSSIBLE VOLATILITY OF MARKET PRICE OF UNITS, COMMON STOCK AND
WARRANTS. The market price of securities of development stage companies and many emerging companies has been highly volatile, experiencing wide fluctuations not necessarily related to the operating performance of such companies. Factors such as the Company's operating results, announcements by the Company or its competitors concerning technological innovations, new products or systems may have a significant impact on the market price of the Company's securities. Accordingly, purchasers of the Units may experience difficulty selling or otherwise disposing of their Units or the securities comprising the same.

    NASDAQ DELISTING; LOW STOCK PRICE. The trading of the Company's Units, Common Stock and Warrants on NASDAQ will be conditioned upon the Company meeting certain asset, capital and surplus earnings and stock price tests set forth by NASDAQ. To maintain eligibility for trading on NASDAQ, the Company will be required to maintain total assets in excess of $2,000,000, capital and surplus in excess of $1,000,000 and (subject to certain exceptions) a bid price of $1.00 per share. Upon completion of the Offering and the receipt of the net proceeds therefrom, the Company believes that it will meet the respective asset, capital and surplus earnings tests set forth by NASDAQ. If the Company fails any of the tests, the Units, Common Stock or Warrants may be delisted from trading on NASDAQ. The effects of delisting include the limited release of the market prices of the Company's securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatile stock prices and possible delisting, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Units, Common Stock or Warrants were delisted from trading on NASDAQ and the trading price of the Units was less than $5.00 per Unit or the trading price of the Common Stock was less than $5.00 per share, the Units, Common Stock or Warrants could be subject to Rule 15g-9 under the Exchange Act which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consent, prior to any transaction. If the Company's securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers in the Offering to sell their securities in the secondary market.

    FUTURE SALES OF RESTRICTED SECURITIES; REGISTRATION RIGHTS. Upon the completion of the Offering, the Company will have 7,524,277 shares of Common Stock outstanding (7,749,277 shares if the Over-Allotment Option is exercised in full). Of these shares, all of the 1,500,000 shares of Common Stock included in the Units sold in the Offering (1,725,000, if the Over-Allotment Option is exercised in full) generally will be freely tradable by persons other than affiliates of the Company, without restriction or further registration under the Securities Act. Upon the Separation Date, the 1,500,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units (1,725,000, if the Over-Allotment Option is exercised in full) will, when such Warrants are exercised, be eligible for immediate sale to the public without restriction. The remaining 6,024,277 shares of Common Stock (the "Restricted Shares") outstanding were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" as defined in Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption therefrom, including an exemption afforded by Rule 144, is available. Under Rule 144 (and subject to the conditions thereof), 3,023,048 of the Restricted Shares owned by Barry Mindes, the Company's Chairman of the Board, and Mindes Family Limited Partnership, will become eligible for sale beginning 90 days after the date of this Prospectus; and substantially all of the remaining 3,001,229 Restricted Shares will become eligible for sale at various times from May 1997 through June 1998. Prior to the Offering, the Company and its officers, directors and existing stockholders will enter into agreements which prohibit them from selling stock in the Company without the prior written consent of Barington for a period of 12 months following the effective date of the Offering. The Company's existing stockholders and the holders of the Bridge Warrants and the Representatives' Options are also entitled to certain rights with respect to the registration under the Securities Act of the securities held by them. The sale of a substantial number of shares of Common Stock or the availability of Common Stock for sale could adversely affect the market price of the Units, Common Stock and Warrants prevailing from time to time. See "Description of Securities--Registration Rights," "Shares Eligible for Future Sale," and "Underwriting."



    FEDERAL AND STATE REGISTRATION REQUIREMENTS; POSSIBLE INABILITY TO EXERCISE WARRANTS; POSSIBLE REDEMPTION OF WARRANTS. Holders of Warrants will have the right to exercise them after the Separation Date and only if there is a current registration statement in effect with the Securities and Exchange Commission (the "Commission") and such shares are qualified with or approved for sale by various state securities agencies, or if in the opinion of counsel for the Company, there is an effective exemption from registration. There can be no assurance that the Company will be able to keep a registration statement covering the shares underlying the Warrants current. If a registration statement covering such shares of Common Stock is not kept current for any reason, or if the shares underlying the Warrants are not registered in the state in which a holder resides, the Warrants will not be exercisable and may be deprived of any value. The Warrants are redeemable after the Separation Date by the Company at a price of $.05 per Warrant if the market value of the Common Stock is equal to
$     (200% of the initial Unit offering price) for a period of 15 consecutive trading days ending within 15 days of the date upon which the Warrants are called for redemption. If the Company elects to redeem the Warrants, such redemption could force the holders to exercise the Warrants and pay the exercise price at a time when the holders might not otherwise wish to do so or at a time when the holders might not be financially able to do so; to sell the Warrants at their then current market price when they might otherwise wish to hold the Warrants; or to accept the redemption price of $.05 per Warrant which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities-- Warrants."


    EFFECT OF PREVIOUSLY ISSUED OPTIONS, WARRANTS AND REPRESENTATIVES' OPTIONS ON SECURITIES' PRICES. The Company has reserved from the authorized, but unissued, Common Stock 1,467,398 shares of Common Stock for issuance to key employees, officers, directors, and consultants pursuant to options granted or available for grant under the existing stock option plans and has reserved 195,000 shares of Common Stock for issuance upon exercise of the Bridge Warrants. In connection with the Offering, the Company is issuing the Warrants to purchase 1,500,000 shares of Common Stock (1,725,000, if the Over-Allotment Option is exercised in full). In addition, as of the closing of the Offering, the Company will sell to the Representatives, for nominal consideration, the Representatives' Options to purchase an aggregate of 150,000 Units at a price per Unit equal to 120% of the initial Unit offering price, subject to adjustment as provided therein. The existence of the Bridge Warrants, the Warrants, the Representatives' Options, any outstanding options issued under the Company's stock option plans, and other options or warrants may prove to be a hindrance to future financings, since the holders of such warrants and options may be expected to exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. In addition, the holders of the Bridge Warrants and the Representatives' Options (as well as holders of shares issued prior to the Offering) have certain registration rights, and the sale of the shares issuable upon exercise of such securities or the availability of such shares for sale could adversely affect the market price of the Units, Common Stock and Warrants. Additionally, if the holders of the Representatives' Options were to exercise their registration rights to effect a distribution of the Representatives' Options or underlying securities, the Representatives, prior to and during such distribution, may be unable to make a market in the Company's securities and would be required to comply with other limitations on trading set forth in Rules 10b-2, 10b-6 and 10b-7 promulgated under the Exchange Act. Such rules restrict the solicitation of purchasers of a security when a person is interested in the distribution of such security and also limit market making activities by an interested person until the completion of the distribution. If the Representatives were required to cease making a market, the market and market price for such securities may be adversely affected and holders of such securities may be unable to sell such securities. See "Description of Securities" and "Underwriting."



    DILUTION. The assumed initial public offering price per Unit exceeds the book value per share of the Common Stock. Investors in the Offering will therefore incur immediate and substantial dilution of $4.96 or 82.7% per share. The Company has granted to officers, directors, certain principal stockholders and others, options and warrants to purchase Common Stock at prices below the Offering price. Investors who purchase shares of Common Stock in the Offering will incur additional dilution to the extent outstanding options and warrants are exercised. See "Dilution."


    ABSENCE OF DIVIDENDS. The Company has not paid any dividends on its outstanding Common Stock since its inception and does not intend to pay any dividends to its stockholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business.

    ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND DELAWARE LAW. The Company's Certificate of Incorporation authorizes the issuance of 2,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining stockholder approval, to issue such Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in the control of the Company. Certain provisions of Delaware law may also discourage third party attempts to acquire control of the Company.

                                USE OF PROCEEDS


    The net proceeds from the sale of the Units offered hereby, at an assumed initial offering price of $6.00 per Unit, and after deducting underwriting discounts and commissions and other expenses of the Offering, are estimated to be $7,240,000 ($8,414,500, if the Over-Allotment Option is exercised in full).


    The Company intends to use the net proceeds of the Offering (i) to purchase equipment to be used in the System, (ii) to fund the Company's sales and marketing efforts, (iii) to fund the Company's further product enhancement and development activities, (iv) to repay the Bridge Notes, and (v) for general corporate and working capital purposes, approximately as follows:


                                                                                   PERCENTAGE
                                                                    APPROXIMATE        OF
USE                                                                    AMOUNT     NET PROCEEDS
------------------------------------------------------------------  ------------  ------------
System equipment purchases........................................  $  4,000,000        55.2%
Sales and marketing...............................................       750,000        10.4%
Further product enhancement and development.......................       700,000         9.7%
Repayment of Bridge Notes.........................................       661,000         9.1%
General corporate and working capital purposes....................     1,129,000        15.6%
                                                                    ------------  ------------
                                                                    $  7,240,000         100%
                                                                    ------------  ------------
                                                                    ------------  ------------



    The Company intends to use approximately $4,000,000 of the net proceeds of the Offering to purchase equipment to be used in the System, including personal computers, monitors, touch screens, network equipment and control computer equipment. The amount allocated to purchasing such equipment will vary significantly depending on the rate at which the System is introduced and its acceptance in the market, and on the availability and terms of suitable equipment financing. See "Risk Factors--Single Product; No Contracts; Uncertain Market Acceptance" and "Risk Factors--Governmental Regulation."


    The Company intends to use approximately $750,000 of the net proceeds of the Offering to fund expansion of its sales and marketing activities, including hiring a sales and marketing executive and other sales and marketing personnel. See "Business--Marketing and Sales Strategy."


    The Company intends to use approximately $700,000 of the net proceeds of the Offering to fund further product enhancement and development activities including modifications required, if any, by the Nevada Gaming Authorities or otherwise. A small portion of the net proceeds allocated to product development is anticipated to be devoted to exploring alternative applications of the Company's proprietary technology, including adaptation of the System for use in non-wagering activities. See "Business--The Company" and "Business--Marketing and Sales Strategy."


    Approximately $661,000 of the net proceeds will be used to repay the principal amount of the Bridge Notes, along with estimated accrued interest thereon through the estimated closing date of the Offering. The Bridge Notes bear interest at a rate of 10% per annum, compounded annually, and are due upon the closing of the Offering. The Bridge Notes were sold as units along with the Bridge Warrants in the Bridge Financing. The net proceeds received by the Company from the Bridge Financing were approximately $550,000 and are being used to finance the Company's short-term working capital needs and to fund expenses of the Company in connection with the Offering. See "Description of Securities--Bridge Units."


    The balance of the net proceeds of the Offering is intended to be used for general corporate and working capital purposes. This includes $300,000 to $400,000 for the estimated cost of the application process with the Nevada Board and for a Nevada Gaming License. These amounts are largely dependent on the extent of the investigation conducted by the Nevada Gaming Authorities and, as such, may vary significantly. Any net proceeds received by the Company from the exercise of the Over-Allotment Option, the Warrants or the Representatives' Options will be added to working capital. See "Risk Factors--Broad Discretion as to Use of Proceeds." The Company anticipates that the net proceeds of the Offering, together with existing resources, will be adequate to fund its capital and operating requirements through the next 18 to 24 months based upon the Company's current business plan. See "Risk Factors--Capital Requirements; Need for Additional Financing" and "Plan of Operation."


    The foregoing represents the Company's best estimate of its allocation of the estimated net proceeds of the Offering and is subject to a reapportionment of proceeds among the categories listed above or to new categories in response to, among other things, changes in its plans, regulations, industry conditions, and future revenue and expenditures. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations or business plan and changes in economic and industry conditions. In the event the System is not approved by the Nevada Gaming Authorities on a timely basis, or at all, or, if approved, the System is not accepted in the marketplace, the Company will initially attempt to modify the System in order to obtain approval or market acceptance and, thereafter, will focus its efforts on marketing the System in foreign countries and exploring alternative applications of its proprietary technology for use in non-wagering activities. This would result in a significant shift in the allocation of the net proceeds of the Offering to such activities. See "Risk Factors--Single Product; No Contracts; Uncertain Market Acceptance."


    Until used, the Company intends to invest the net proceeds of the Offering in short-term, interest-bearing, investment grade, debt securities, money market accounts, certificates of deposit or direct or guaranteed obligations of the United States government.

                                DIVIDEND POLICY

    The Company expects that it will retain all earnings, if any, generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends to its stockholders in the foreseeable future. Any future determination as to dividend policy will be made by the Board of Directors of the Company in its discretion, and will depend on a number of factors, including the future earnings, if any, capital requirements, financial condition and business prospects of the Company and such other factors as the Board of Directors may deem relevant. See "Risk Factors--Absence of Dividends."

                                    DILUTION


    As of September 30, 1996, the Company had a pro forma net tangible book value of approximately $790,000, or $0.13 per share of Common Stock. Without taking into account any other changes in the pro forma net tangible book value of the Company after September 30, 1996, other than to give effect to the sale by the Company of the Units offered hereby at an assumed initial offering price of $6.00 per Unit and the receipt and application of the estimated net proceeds therefrom (including repayment of the Bridge Notes and accrued cash interest thereon), the pro forma net tangible book value would have been approximately $7,841,000, or $1.04 per share, which represents an immediate increase in the pro forma net tangible book value of $0.91 per share to present stockholders and an immediate dilution of $4.96 per share to new investors. The following table illustrates this dilution:



                                                                                                       PER SHARE OF
                                                                                                       COMMON STOCK
                                                                                                       -------------
Assumed initial public offering price per Unit(1).....................................                   $    6.00
  Pro forma net tangible book value before the Offering...............................    $    0.13
  Increase attributable to purchase of Units by new investors.........................    $    0.91
                                                                                              -----
Pro forma net tangible book value after the Offering..................................                        1.04
                                                                                                             -----
Dilution of net tangible book value to investors in the Offering......................                   $    4.96
                                                                                                             -----
                                                                                                             -----


------------------------


(1) Represents the assumed initial public offering price per Unit, before deducting underwriting discounts and offering expenses payable by the Company. For purposes of the above discussion and table, no value has been allocated to the Warrants included in the Units.


    The following table summarizes, on a pro forma basis as of September 30, 1996, the differences between existing stockholders and investors in the Offering with respect to the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid and the average price paid per share, before deduction of underwriting discounts and offering expenses:

                                                         SHARES OWNED              CONSIDERATION           AVERAGE
                                                    -----------------------  --------------------------   PRICE PER
                                                      NUMBER    PERCENTAGE      AMOUNT      PERCENTAGE      SHARE
                                                    ----------  -----------  -------------  -----------  -----------
Existing Stockholders.............................   6,024,277       80.1%   $   1,693,000       15.8%    $    0.28
New Investors.....................................   1,500,000       19.9%   $   9,000,000       84.2%    $    6.00
                                                    ----------  -----------  -------------  -----------
Total.............................................   7,524,277      100.0%   $  10,693,000      100.0%
                                                    ----------  -----------  -------------  -----------
                                                    ----------  -----------  -------------  -----------


    The foregoing table does not include (i) 195,000 shares of Common Stock issuable upon exercise of Bridge Warrants, (ii) an aggregate of 1,467,390 shares of Common Stock reserved for issuance pursuant to options under the Company's existing stock option plans, of which options to purchase 700,390 shares have been granted and remain outstanding as of the date hereof, (iii) up to 1,500,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units offered hereby, (iv) up to 450,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option and the Warrants underlying the same, and
(v) up to 300,000 shares of Common Stock issuable upon exercise of the Representatives' Options and the Representatives' Unit Warrants. See "Management--Stock Option Plans" and "Description of Securities."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) as of September 30, 1996, (ii) as of September 30, 1996 on a pro forma basis assuming the issuance of $650,000 aggregate principal amount of Bridge Notes, and (iii) on a pro forma as adjusted basis to reflect the sale of 1,500,000 Units offered hereby at an assumed initial public offering price of $6.00 per Unit and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Financial Statements of the Company and notes thereto appearing elsewhere in this Prospectus.

                                                                                    SEPTEMBER 30, 1996
                                                                        ------------------------------------------
                                                                                                     PRO FORMA AS
                                                                           ACTUAL     PRO FORMA(1)    ADJUSTED(2)
                                                                        ------------  -------------  -------------

                                                                                              (UNAUDITED)
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
10% Senior promissory notes                                             $    --        $   425,000   $    --
Stockholders' equity:
  Preferred stock, par value $.001 per share, 2,000,000 shares authorized, no shares issued and outstanding, actual, and pro
    forma as adjusted.................................................       --            --             --
  Common stock, par value $.001 per share, 20,000,000 shares authorized, 6,024,277 shares issued and outstanding, actual and pro forma; 7,524,277 shares issued and outstanding, as
    adjusted(3).......................................................         6,024         6,024           7,524
  Additional paid-in capital..........................................     1,687,089     1,877,089       9,115,589
  Deficit accumulated during the development stage....................      (977,199)     (977,199)     (1,278,199)
                                                                        ------------  -------------  -------------
      Total stockholders' equity......................................       715,914       905,914       7,844,914
                                                                        ------------  -------------  -------------
      Total capitalization............................................  $    715,914   $ 1,330,914   $   7,844,914
                                                                        ------------  -------------  -------------
                                                                        ------------  -------------  -------------


------------------------

(1) Pro forma to give effect to the issuance of $650,000 aggregate principal amount of Bridge Notes (with related expenses of approximately $100,000) and the application of the estimated net proceeds therefrom. Senior promissory notes are stated net of debt discount of $225,000 ascribed to the Bridge Warrants issued as part of the Bridge Financing. This discount amount will be amortized to interest expense over the period the debt is outstanding. See Note 8 to Notes to Financial Statements.

(2) Adjusted to give effect to (i) the sale by the Company of the 1,500,000 Units offered hereby at an assumed initial public offering price of $6.00 per Unit and the application of the estimated net proceeds therefrom and
    (ii) interest expense of $301,000 (including non-recurring interest expense of $290,000 resulting from the repayment of the Bridge Notes and $11,000 of cash interest expense, based on an assumed repayment in December 1996). See "Use of Proceeds" and Note 8 to Notes to Financial Statements.


(3) Does not include (i) 195,000 shares of Common Stock issuable upon exercise of Bridge Warrants, (ii) an aggregate of 1,467,390 shares of Common Stock reserved for issuance pursuant to options under the Company's existing stock option plans, of which options to purchase 642,390 shares and 58,000 shares have been granted and remain outstanding as of the date hereof at an exercise price $0.70 per share and $3.60 per share, respectively, (iii) up to 1,500,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units offered hereby, (iv) up to 450,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option and the Warrants underlying the same, and (v) up to 300,000 shares of Common Stock issuable upon exercise of the Representatives' Options and the Representatives' Unit Warrants. See "Management--Stock Option Plans" and "Description of Securities."

                               PLAN OF OPERATION

HISTORY


    The Company commenced operations in May 1995 and is the successor by merger to Systems Enterprises, Inc., which was organized in December 1992. The System was conceived by the Company's founder, Mr. Barry Mindes, who together with Mr. Bernard Albanese, developed a simulation of the System for use in determining whether casinos had interest in the System. Additionally, patent applications covering the System were prepared and filed with the PTO and corresponding foreign patent applications were also filed. Commencing in May 1995 and continuing to date, the Company raised approximately $1,700,000 in equity capital and net proceeds of $550,000 through the Bridge Financing. After the initial equity capital was raised, the current personnel, consisting primarily of software engineers and programmers, were recruited and hired and the Company engaged in research and development and testing of the System. These activities included writing the software, developing required mathematical algorithms, performing statistical modeling, selecting and configuring the hardware needed for the System and determining the initial betting propositions to be offered. The Company tested the System in a non-wagering environment and then conducted its own live trial in a wagering environment using play money. Thereafter, the Company sought approval for use of the System from the Nevada Gaming Authorities. The System was evaluated by the audit division of the Nevada Board after which it was found suitable for installation in a casino environment for a pre-trial (with play money) and a trial (with real money) of at least 30 days including a minimum of 10 events. The pre-trial and trial were conducted at Excalibur and concluded on November 25, 1996. The approval process is expected to be completed by mid-January 1997. The System has not been approved for use in Nevada or elsewhere. No assurance can be given that the Company will receive any such approval or that the System will be accepted in the marketplace. See "Risk Factors--Single Product; No Contracts; Uncertain Market Acceptance." Pending a decision on approval by the Nevada Gaming Authorities for use of the System, the Company has made arrangements with Excalibur Hotel & Casino (with the permission of the Nevada Gaming Authorities) for continued operation of the System for the period through January 5, 1997. To date, the Company has not generated any revenue.


PLAN OF OPERATION


    The Company's plan of operation over the 12 months following consummation of the Offering focuses primarily on (i) having the System approved for use in the State of Nevada by the Chairman of the Nevada Board, (ii) sales and marketing to casinos and other sports book operators in Nevada, (iii) the hiring of additional personnel in the areas of sales and marketing, equipment installation, maintenance and training, (iv) continued research and further product enhancement and development, including adapting the System for new betting propositions, (v) obtaining any required Nevada Gaming Licenses, (vi) securing further intellectual property protection, including additional patent, trademark and copyright protections, and (vii) exploring opportunities in foreign markets and alternative applications of the Company's proprietary technology, including adaptation of the System for use in non-wagering activities. See "Use of Proceeds." The Company expects to purchase from others all of the hardware used in the System. The Company believes that all of such hardware is available from numerous sources.


    Based upon its current proposed plans and assumptions relating to its operations, the Company anticipates that the net proceeds of the Offering, together with existing resources, will be sufficient to satisfy the contemplated cash requirements of the Company for 18 to 24 months following consummation of the Offering. During the first 12 month period, the Company expects to begin generating revenue from the leasing of Systems to casinos and other gaming establishments in Nevada. See "Risk Factors--Capital Requirements; Need for Additional Financing." The Company also plans to seek a gaming license which will enable it to provide the System to sports wagering establishments in exchange for a portion of the revenue received by the establishment or on the basis of a transaction fee. See "Risk Factors--Governmental Regulation."

    In the event that the Company's plans change or its assumptions prove inaccurate or the proceeds of the Offering are insufficient to fund operations due to unanticipated delays, problems, expenses or otherwise, the Company would be required to seek additional funding sooner than anticipated. Depending upon the Company's progress in marketing the System, its acceptance by casinos, sports book operators and their patrons and the state of the capital markets, the Company may determine that it is advisable to raise additional equity capital. The Company has no current arrangements with respect to, or specific sources of, any such capital and there can be no assurance that such additional capital will be available to the Company when needed on commercially reasonable terms or at all. The inability of the Company to obtain additional capital would have a material adverse effect on the Company and could cause it to be unable to implement its business strategy. Additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders.

RESEARCH AND DEVELOPMENT


    The Company has incurred approximately $703,000 and $791,000 in research and development expenses for the fiscal year ended September 30, 1996 and for the period from inception through September 30, 1996, respectively. The Company expects to continue to incur substantial research and development expenses for further product enhancement and development activities including adapting the System for use in sporting events in addition to football, basketball, baseball and hockey; developing new betting propositions; adapting the System for use in foreign countries; and exploring alternative applications of the Company's proprietary technology, including adaptation of the System for use in non-wagering activities. See "Use of Proceeds" and "Business--Marketing and Sales Strategy."

                                    BUSINESS

THE COMPANY

    International Sports Wagering Inc., a development stage company, has designed and developed an interactive, proprietary, PC-based computer system that enables users to wager during the course of a sporting event, such as football, baseball, basketball and hockey. The System accepts bets not only on the outcome of a sporting event but also on discrete parts of the event and on specific game situations, such as will a team get a first down, will a batter get on base, or will a player make two foul shots. The System is unique in that it permits betting while these game situations are in progress, such as between downs or pitches, permitting more frequent placing and cashing of wagers. The Company believes that the System will generate additional patrons, wagering and higher commissions for gaming establishments than more traditional forms of sports wagering.

    The interactive element of the System is a Player Betting Station that is a personal computer with a touch screen, operating a "windowing" system which displays a television picture of a live sporting event in the upper left-hand quadrant of the PC monitor. A list of available bets together with the terms of those bets (including the amount of the wager necessary to receive a particular payout and the contestants upon whom the wager is being placed) and other details relating to the event being watched and the bets previously placed are displayed on the remainder of the monitor. By touching the screen, a bettor can place a variety of bets within seconds on the sporting event then being viewed. The System is capable of permitting bettors to select from multiple sporting events being televised simultaneously, thereby allowing the bettor to bet on numerous games while using the System.


    The System's proprietary software permits fixed price betting during the course of a sporting event by continuously balancing the betting pool on each betting proposition to within a pre-set level. In general, a balanced pool is achieved when the money bet on one side of a betting proposition is sufficient to pay off the winners on the other side of that proposition, should the other side win. Wagers may be placed simultaneously on multiple computer terminals in a casino or other sports wagering facility. The System maintains a record of all wagers placed by each bettor and keeps an account for each bettor, adding winnings and subtracting losses.



    On October 24, 1996, the Company completed a pre-trial of the System (with play money) and, on November 25, 1996, the Company completed a live trial (with real money) at the Excalibur Hotel & Casino in Las Vegas, Nevada. Completion of the trial is one of the conditions for obtaining approval by Nevada Gaming Authorities for the use of the System. Regulations of the Nevada Board and the Nevada Commission do not set forth any criteria by which approval of the System is to be determined. Such approval is left to the discretion of the Chairman of the Nevada Board. The Company believes that proper technical functioning of the System, proper processing of wagers and generation of accurate audit records are among the factors to be considered in any such approval. No assurance can be given that the System will be approved. The approval process is expected to be completed by mid-January 1997. The Company believes that the System functioned properly during the course of the trial. There can be no assurance that the System will achieve market acceptance. See "Risk Factors--Single Product; No Contracts; Uncertain Market Acceptance" and "--Governmental Regulation."



    If use of the System is approved, the Company initially intends to lease the System to casinos and other gaming establishments in Nevada. Thereafter, the Company intends to provide the System to sports wagering establishments in consideration for either a portion of the revenue received by the establishment or on a transaction fee basis. However, prior to entering into any such compensation arrangement, the Company may be required to obtain a Gaming License from Nevada Gaming Authorities, a process which is expected to take between nine and 12 months from the date all required applications are filed and the investigation commences. The Company intends to apply for a Gaming License as soon as reasonably practicable after the Offering. No assurance can be given that the Company will receive the necessary

Gaming License, that casinos or other gaming establishments will install the System, or that they will agree to the form of compensation requested by the Company. See "--Governmental Regulation."



    In the future, the Company also intends to market the System in foreign countries in which sports wagering is legal. The Company has no contracts with any gaming establishment, domestic or foreign, and has not yet attempted to market the System to any casinos or other gaming establishments. In the future, the Company also may explore alternative applications of its proprietary technology, including adaptation of the System for use in non-wagering activities such as interactive games in bars, and games and activities conducted over the Internet, cable television and other communications media.


INDUSTRY OVERVIEW

    In Nevada, sports wagering currently takes place at large modern casinos and at dedicated sports wagering facilities ("sports books"). Some casinos manage their own sports book and some contract with sports book operators to operate a sports book in the casino. Casinos currently conducting sports wagering typically have a room in which large projection screens and television monitors display various sporting events while manual or electronic displays show the wagering odds. Wagers are placed and cashed at clerk-operated betting terminals located in the room.


    Wagers at these facilities are principally placed on the outcome of a game or event. Wagers also may be accepted on segments of a game, such as points scored in a quarter; however, the wager is accepted only before the segment begins. Since most sporting events take several hours to complete, bettors can place bets and cash winning bets to use on subsequent wagers, only a few times each day, thereby limiting the number of wagers bettors may be inclined to make each day. As a result, sports wagering facilities are frequently under-utilized.



    In sports wagering, the gaming establishment, or "house," generally seeks to maintain a "balanced book." A balanced book is achieved when the money bet on one side of a betting proposition is sufficient to pay off the winners on the other side of that proposition, should the other side win. To accomplish this, the house gives either a handicap (the point spread or margin by which the favorite must win) or odds (a greater than equal payout on winning to the underdog or a lesser one to the favorite) on the outcome of the event, or a combination of both. The house's goal in general is to have the funds paid to the winners equal the amount received from the losers, less the commissions that the house charges for brokering the transactions and the use of its facilities.


    Sports bettors want to know the odds or point spread (the "line") of the wager at the time the bet is placed. While the odds may change as the house attempts to balance its book, the terms for a previously placed bet remain the same. Thus, bettors who place several bets on the same team or contestant over a period of time could have different odds or point spreads on each wager depending upon when the bet was placed.

    The sports book's profit depends upon the reliability of the odds and its adjustment of the odds when necessary. On occasion, the house's initial handicap or odds will not result in a balanced book because the players do not agree with the house's assessment of the outcome of the event. The house will attempt to attract bets on one side of the proposition in order to achieve equalization by changing or moving the line up or down to induce betting patterns in order to balance the book. If this is not possible, the house may also refuse to accept wagers on one of the contestants or limit the maximum amount of money that will be accepted on a line to attempt to avoid the risk of taking an unacceptable number of bets on one side of a betting proposition. When the limit is reached, the line is moved. Currently, sports wagering establishments do not change odds or handicaps frequently in order to balance pools. The odds or handicaps are changed usually only after the book gets substantially out of balance, if at all. Sports books currently are rarely perfectly balanced. To the extent that the book is not balanced, the sports book takes risk on the outcome of the game or event.

MARKETING AND SALES STRATEGY


    Sports wagering is currently legal only in the State of Nevada, and in several foreign countries, including England, Austria, Australia, Mexico and South Africa. Sports wagering in Nevada's gaming establishments increased from approximately $294 million in 1980 to $2.4 billion in 1995. In 1995, there were approximately 115 licensed gaming establishments in Nevada that offered sports wagering.


    The Company believes that the market for sports wagering in Nevada could accommodate between 12,000 and 15,000 PBSs, with some of the larger casinos able to accommodate between 300 and 400 PBSs. Licensed gaming establishments in Nevada include casinos of varying sizes, which offer a variety of gaming activities in addition to sports wagering, as well as gaming establishments which offer primarily wagering on sports and horse races. In some instances, the sports wagering activities of casinos or other gaming establishments are operated by licensed sports book operators, some of whom may also own sports wagering establishments. Most casinos and sports book operators are potential customers for the System, although sports book operators may also be competitors. See "--Competition." If the System is approved for use in Nevada, the Company intends to utilize its own sales personnel and focus its initial marketing efforts on the larger more modern casinos that could accommodate a larger number of PBSs. See "Risk Factors--Limited Marketing Experience; Need for Additional Personnel."

    The System can be operated as a stand-alone system in an individual casino or sports book, provided an adequate number of bettors are wagering through that System to generate sufficient interest and large enough betting pools. Systems located in individual casinos or other gaming establishments, can also be linked by telecommunications lines resulting in larger combined wagering pools. By linking smaller casinos or other gaming establishments that have insufficient sports wagering on their own, the market for the System can be expanded. The Company may seek to operate the System through a single or several central hubs which control all terminals located in a group of casinos owned by one entity, a group of unrelated casinos, or casinos or gaming establishments located within a given city or in the state, subject to obtaining an appropriate license. See "--Government Regulation." Under this arrangement, all pools would be combined to produce fewer odds changes and more betting volume for arcane wagers. Controller personnel would only be required at the hub, with one controller team for each sporting event instead of one controller team for each event at each casino. This would greatly reduce operating costs for the casinos and ensure uniformity of rules for all users of the System. Individual casinos or groups of casinos could still offer special betting propositions.


    The Company initially intends to lease the System to casinos and other gaming establishments; provide training services to casino personnel so they can operate the System; and service and maintain the System through its personnel, independent maintenance organizations or the manufacturers of the terminals. The Company also intends to seek a Gaming License in order to be in a position to provide the System to sports wagering establishments in exchange for either a portion of the revenue received by the establishment or on a transaction fee basis. Such a license may also allow the Company to operate one or more central hubs with casinos and other gaming establishments having only PBSs and cashier terminals that would be controlled at the hubs. See "--Governmental Regulation." There can be no assurance that the Company will receive the licenses necessary to permit it to be compensated on the basis of a portion of the revenue received by the casino or gaming establishment or on a transaction fee basis or to operate a central hub; nor is there any assurance that if such licenses are obtained, casinos and sports book operators will agree to the form of compensation requested by the Company or to participate in the Company's hub system. See "Risk Factors--Governmental Regulation."


    In the future, the Company also intends to market the System in foreign countries in which sports wagering is legal. The Company has no contracts with any betting establishment, domestic or foreign, and has not yet attempted to market the System to any casinos or other betting establishments. In the future, the Company also may explore alternative applications of its proprietary technology, including adaptation of the System for use in non-wagering activities such as interactive games in bars, and games and activities conducted over the Internet, cable television and other communications media.

THE SPORTXCTION-TM- SPORTS WAGERING SYSTEM

OVERVIEW OF THE SYSTEM

    The SportXction-TM- sports wagering system permits continuous fixed price betting during the course of a sporting event by continuously balancing the betting pool on each betting proposition to within a pre-set level. It allows bettors to view a live sporting event and wager throughout that event as it is underway. The period during which wagers may be placed is thereby extended.

    The System accepts bets on the outcome of the sporting event, on discrete parts of the event, and on specific game situations, such as will a team get a first down, will a batter get on base, or will a player make two foul shots. The System also permits betting while these game situations are in progress, such as between downs, pitches or foul shots. Wagers may also be cashed-out before the outcome of the event is determined, at the then current value (the initial price modified by any change in odds). Betting is therefore nearly continuous, somewhat analogous to the situation which exists at a craps table, with each play being potentially a "new game." The Company believes that the System should increase betting volume and thus revenue from sports wagering for those casinos and other sports wagering facilities which use the System.

    Furthermore, the System operates under continuous computer-controlled pool balancing, which can virtually assure the house of a known minimum return on any betting volume.

OPERATION OF THE SYSTEM

    The System operator begins by setting up a number of pools or wagering propositions (for example, the winner of a game or the team leading at the end of a particular period of play, over or under scoring on the game or period, and wagers on specific events or games situations). Prior to commencement of the sporting event, the System operator also sets the odds or handicap (point spread) with greater odds given to the less capable contestant. Once the sporting event begins, the System sets the initial odds on each betting proposition. The System changes the odds automatically as bets are made in order to induce a betting pattern which would lead to a balanced pool. The bettor may therefore make multiple wagers on the same betting proposition as the odds change. As wagering continues, a pool may become underfunded, that is, players have bet less money on one side of a particular betting proposition (the underfunded side) than players have bet on the opposite side of such betting proposition (the overfunded side). If this occurs, and if the overfunded side of the betting proposition wins, the house would have to pay out more money to the winning bettors on the overfunded side than the house would have received from the bettors on the underfunded side. To limit the house's exposure, the System is designed to automatically adjust the odds to induce bettors to wager on the underfunded side of the betting proposition and thereby balance the pool to within a pre-set level. Since the System is designed for a fixed payout, the changing odds are reflected in the amount that the bettor must bet to receive the fixed amount (including return of his wager). For example, the odds of Team A winning a game may be set initially so that, in order to receive a $20 payout (including the return of his wager), the bettor must bet $12. If, during the game, Team A is ahead by 10 points, the System would automatically change the odds so that in order to receive $20, the bettor might, at that point in the game, be required to bet $16. If a pool can no longer be kept to within a pre-set level of balance, it will be closed and another pool opened with a handicap or odds designed to lead to balance. This would happen dynamically during the entire event. There could be many different betting propositions available during the course of a sporting event; however, prior to establishing a new betting proposition, the house must believe that there will be sufficient player interest so that a balanced pool could be maintained.

    The System permits, and the sports wagering operator is likely to have, both long- and short-term propositions on a sporting event. Long-term propositions may be based upon the outcome of an entire game or discrete segments of a game. Wagering continues on the long-term propositions even as game conditions change, causing the odds on the outcome to change during the course of the event.

    Examples of typical short-term propositions are, in football, will the offensive team make a first down on a specific possession; and in basketball, which team will be the next to score 10 points. Betting is almost continuous until the specific event occurs or the specific game situation is completed. Since short-term pools open and close rapidly, sometimes in several minutes or less, there are new propositions constantly available during the entire contest.

    The System works on a "bet against deposited funds" basis. When a bettor desires to begin wagering, he deposits a sum of money (above a minimum set by the house) with a cashier and receives an account number and a personal identification ("PIN") number. The bettor places wagers using his funds on deposit. The System automatically adds the bettor's winnings and subtracts losses from his account. When the player wishes to commence play, he signs on to a Player Betting Station using his account number and PIN number. The PBS will show credits equal to his deposit. As wagers are placed, the credit balance in the PBS is reduced by the amounts wagered. Each wager is also printed on a continuous receipt that is printed contemporaneously at the PBS. When the bettor wins, the monitor on the PBS shows that the bettor has won and his credit balance in the PBS is automatically increased by his winnings.

    When the player signs off a PBS, he removes the printed receipt which shows his bets and balance and a bar code summary for accelerated cashing at the sports wagering cashier station. The funds can also be kept on deposit for future betting.

    A player may also suspend wagering on a PBS. To do so, he touches the appropriate button on the PBS and is prompted for his PIN number. When he enters his PIN number, operation of the PBS is suspended for a limited period of time. Upon the player's return, he reactivates his PBS by entering his PIN number. All bets which are open or undecided continue to be paid off as they are decided.

    Bettors may cash-out their wagers before the winner is determined or the betting proposition is complete. Cashed-out wagers are paid at their then current value. The System determines the then current value by placing a hedging bet on the other contestant at the odds in effect when the bet is being cashed. The player being cashed-out early would therefore not win as much as he might if his team is ultimately victorious; nor would that player lose as much as he might if his team ultimately lost.

    The System is a continuous action pool-balancing system. As such, it reacts by changing the odds on open or undecided betting propositions to reflect current bettor sentiment as expressed by their bets. This can result in rapid changes in odds, particularly if game conditions alter abruptly as in the case of a sudden score, injury, or player ejection. Odds can even change while the bettor is in the process of entering a wager into the System. As betting is continuous, bets may be entered while game conditions are changing. At times, bets will be delayed until a play is completed and the results of the play are entered by those controlling the System to prevent past posting. Consequently, all bet entries are treated as "requests" to make a bet at the odds which were displayed when the bet entry process started. If the amount that must be wagered to win a fixed payout has changed after the request is made and before the bet is accepted, the player will be shown the new amount, asked to reconfirm his bet request and be given a short period of time to respond. If the bet is not reconfirmed within this time period, the bet is automatically cancelled. It is even possible that the amount may change again before the bettor's decision on the new price is made, in which event the process will be repeated. The player will either reconfirm his request at the new price if he finds it acceptable, or the bet will automatically be cancelled. If the player finds an acceptable price, and the System accepts the bet, the price on the bet stays fixed regardless of future changes in odds on that bet, the game or betting patterns.

    As game conditions change, for example, the score changes or the time clock advances, the odds will usually change as a result of the betting pattern. This may result in existing pools closing if they can no longer be held to a desired level of balance. Such pools may then be replaced with new pools covering the same proposition. This is generally done automatically, although the house can override the System with manual pool opening and closing capability.

    For ease of player use, the System shows odds by displaying fixed payouts with corresponding bet sizes which must be placed to receive the fixed payout. The sum of the bet sizes on each side of a proposition will equal the fixed payout plus the house commission. For example, in a fixed payout of $20 with a hypothetical house commission of $2, if the amount that a bettor had to wager on the favorite was $16 in order to receive $20, the amount that the bettor would have to wager on the underdog to receive $20 would be $6.

    It is not necessary that the book be perfectly balanced, but only that the imbalance be less than some percentage of the pool or dollar amount set by the house. Under these circumstances, the house can ensure that its exposure is no more than a fixed percentage or dollar amount, which is an acceptable portion of the profit from its commissions. The System automatically prevents the house exposure from exceeding a specified maximum amount by changing the betting terms in the pool to induce bettors to wager on the side which is underfunded, thereby inducing balancing of the pool. In extreme cases, the house or the System may automatically stop accepting bets on the underfunded side when the exposure limit is reached while continuing to accept bets on the other side. Under these circumstances, the pool will presumably tend to return to balance after which the house can resume taking bets on the contestant or proposition for which betting was suspended.

    The System is computerized, with complete, time-stamped records, providing regulatory authorities as well as gaming establishments with the ability to audit, analyze and control a game.

SYSTEM COMPONENTS

    The proprietary software and state-of-the-art, commonly available hardware, is configured in an arrangement designed specifically for the System. The innovative software continuously balances wagering pools to within pre-set levels, thereby permitting wagers to be made continuously during the course of a sporting event while assuring the gaming establishment of a pre-determined minimum commission. The software permits the operator to make available a wide variety of betting propositions to players. By using statistical data and modeling within the System, the System automatically sets and adjusts odds on the betting propositions.

    The major elements of the System include the Transaction Processor, Pool Processor, plus numerous input and control computer terminals, including the Player Betting Station, Game Controller Terminal, Game Supervisor Terminal, Shift Manager Terminal, Administrative Terminal, and Cashier's Terminal, all of which are controlled by proprietary software. There are also a variety of printers for printing receipts and reports. The System processes secure messages exchanged between the various elements in real time and employs sophisticated mathematical algorithms in their functioning. These are used with event statistics and statistical modeling. The television display is independent of the System, being merely a standard television signal which is picked up and shown for the convenience of the bettor. The System can operate without a television signal. A player could, for example, view any television or display while betting, or even bet without viewing the game, such as before the game begins. The System uses redundant hardware and re-start and recovery software to maximize System up time upon component failure.

    All terminals are connected to the central processing unit via a client/server network. The central processing unit is a computer that maintains all pools, calculates odds, opens and closes all wagering on all pools, controls all input and output devices (such as betting terminals, printers and management terminals) produces all management and regulatory reports and is the repository of all current and historical data on the wagering system. The proprietary software permits continuous, rapid recalculation of odds, based upon changing betting patterns and an evaluation of bets that have been placed.

    The Player Betting Station employs a personal computer with a touch screen, through which bettors are able to enter bets into the System. Utilizing a windowing system, the PBS shows a television picture of a live sporting event in the upper left quadrant of the monitor. Shown in the lower left quadrant is status information appropriate to the sporting event being displayed, such as the score, inning or which team has ball possession, and a player's financial summary. On the right half of the display all of the betting propositions which are available are shown vertically. Wagers are entered by touching sequentially the payout size button on the terminal screen (initially to select a given payout amount, and subsequently if the bettor changes the payout amount desired), the appropriate bet button and the bet confirmation button. Also on the screen are a series of housekeeping buttons for use in signing on, signing off, and tuning to the desired sporting event. An alternative display screen shows a list of the bettor's won, lost and open bets, his deposits, and his available betting balance. Shown on another selectable screen are the current value of bets previously placed. This screen is used to immediately cash-out previously placed bets while the event on which the wager has been placed is still in process. The System prints contemporaneously a continuous record of bets and immediate payouts on a small printer at the PBS.

    Data relating to all substantive events during the course of a sporting event that affect the betting odds are entered into the System through the Game Controller Terminal by the game controller for each event. These events include, points or runs scored, period, inning, outs, downs, team having possession of the ball, and the like, depending upon the sport. The System sends this information to the pool processor to open and close betting propositions, declare unofficial winners and set opening lines, among other things. Because the game controller is entering data during a live sporting event, bets are delayed briefly to enable the game controller to enter the data.

    The Game Supervisor Terminal is utilized by the game supervisor of each sporting event to manage the wagering on that sporting event. The Game Supervisor Terminal is used to open betting lines, maintain the desired level of house commission as pool balances change, close or suspend one or both sides of a betting proposition, and declare official pool winners. This terminal is also utilized by the game supervisor to oversee the accuracy of the information input by the game controller.

    The Shift Manager Terminal is used by the shift manager to oversee the entire operation of the System at one time. This terminal allows the shift manager to monitor the overall house commission for each event, to view any event on which wagers are being taken and to observe in parallel the inputs by the operators and the operation of virtually any terminal in the System.

    The Administrative Terminal is the main management terminal in the System. It is used to authorize personnel to operate the System, keep the chart of future events upon which wagers will be accepted, together with when betting can commence and when the game (day, date and time) actually begins. It also keeps the pools to be allowed in an event and the sizes of the bets which will be accepted in each pool in each event. This terminal is also used to start and shut the System and to restart the System if it does not recover automatically after a failure. It is through this terminal that most reports are accessed. Reports produced by this terminal are used by the casino or sports book operator and regulatory authorities.

    The Cashier's Terminal can access the status of every player account which is open. When a player wishes to receive cash, he goes to the cashier and gives his account number and enters his PIN number on a keypad. The Cashier's Terminal verifies that the PIN number is correct, as well as certain other information for security purposes.

    When an account no longer has any undecided bets and there no longer is a balance to be paid out, the account will automatically close, with a journal being recorded for the historical record. The account will also be closed and an uncollected payout record written for any account which has uncollected funds after a certain period of time, which is set as a System parameter.

INTELLECTUAL PROPERTY

    The Company regards the System, including the software contained therein as proprietary.


    The Company filed two patent applications with the PTO relating to its proprietary wagering methods and its related computer processing system. The initial United States patent application, as amended, was approved and a patent issued on November 12, 1996. The second application is still pending. Corresponding applications have been filed in numerous foreign countries. See "Risk Factors--Uncertainties Regarding Intellectual Property."


    It is the Company's policy that all employees and outside consultants involved in research or development activities sign proprietary information, non-disclosure and patent assignment agreements. This may not afford adequate protection for the Company's know-how and proprietary products. Other parties may develop products similar to the System or otherwise attempt to duplicate the System in ways which circumvent the Company's technology and patents, if they are granted.


    The Company has not received any claim that it is infringing any patent or other proprietary right and is not currently aware of any claim that it is infringing any intellectual property rights of others. However, there can be no assurance that third parties may not assert infringement claims against the Company, which claims the Company would be required to defend at considerable expense or enter into arrangements requiring the Company to pay royalties or other damages, any of which could materially and adversely affect the Company's business. See "Risk Factors--Uncertainties Regarding Intellectual Property."


    The Company has applied for Federal trademark registration with the PTO for the name SportXction-TM- and will apply for state trademark protection in the State of Nevada. There can be no assurance that the Company will obtain registered Federal or state trademark protection for the name SportXction-TM-. If the Company fails to obtain such protection, the Company may be required to select a new name for the System and incur additional marketing and other expenses to promote its name.

GOVERNMENTAL REGULATION

    The ownership and operation of casino gaming facilities, in Nevada, including sports pools, the manufacture, sale and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada, and the manufacture, sale and distribution of associated equipment for use or play in Nevada is subject to The Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act") and various local ordinances and regulations. Such activities are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board"), and various local, city and county regulatory agencies (collectively with the Nevada Commission and the Nevada Board referred to as the "Nevada Gaming Authorities").

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming, or manufacturing or distribution of gaming devices at any time or in any capacity; (ii) the strict regulation of all persons, locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture or distribution of gaming devices and equipment; (iii) the establishment and maintenance of responsible accounting practices and procedures; (iv) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;
(v) the prevention of cheating and fraudulent practices; and (vi) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have a material adverse effect on the Company's operations.

    Sports wagering is legal in Nevada and numerous foreign jurisdictions, including Canada and Mexico. Pursuant to the Professional and Amateur Sports Protection Act, 28 U.S.C. Section 3701, et. seq. (hereinafter referred to as the "Sports Act"), which was effective January 1, 1993, the proliferation of legalized sports books was significantly curtailed. Although the Sports Act generally prohibits sports wagering in every jurisdiction in the United States, including those jurisdictions subject to the Indian Gaming Regulatory Act (25 U.S.C. Section 2701 et. seq.), the Sports Act permits such wagering in those jurisdictions that authorized sports wagering prior to the effective date of the Act. 28 U.S.C. Section 3704. Thus, sports books and wagering are permitted to continue to operate in Nevada. Moreover, the Interstate Wire Act, 18 U.S.C.
Section 1084, also prohibits those in the business of betting and wagering from utilizing a wire communication facility for the transmission in interstate or foreign commerce of any bets, wagers or information assisting in the placing of such bets and wagers on any sporting event or contest unless such betting or wagering activity is specifically authorized in each jurisdiction involved.

    A licensed race book or sports pool in Nevada may not accept bets received by use of wire communications facilities, including telephones and computers, unless such bets originated in a jurisdiction wherein such betting or wagering is legal. On July 1, 1995, the State of Nevada amended Charter 464 of the Nevada Revised Statutes to allow persons licensed to accept, pursuant to regulations adopted by the Nevada Commission, wagers from other jurisdictions in which pari-mutuel wagering is legal. However, the regulations of the Nevada Commission issued prior to July 1995 currently prohibit any licensed race books and sports pools in the State of Nevada from accepting any telephone wagers from interstate locations. In order for persons licensed to accept off-track pari-mutuel wagers to be able to take advantage of the business opportunity provided by the new law, and for the Company to benefit therefrom, the Nevada Commission must amend its regulatory restrictions. There can be no assurances that the Nevada Commission will amend or remove such regulatory restrictions or that any such amendment would not be burdensome to the Company.


    The Company's SportXction-TM- sports wagering system qualifies as "associated equipment" as that term is defined in the Nevada Act. Associated equipment is generally defined in the Nevada Act as any equipment or mechanical, electromechanical or electronic contrivance, component or machine used remotely or directly in connection with gaming, any game, race book or sports pool that would not otherwise be classified as a gaming device. A "gaming device" is generally defined as any equipment or mechanical electromechanical or electronic contrivance, component or machine used remotely or directly in connection with gaming, any game, race book or sports pool which affects the result of a wagering by determining win or loss. All associated equipment that is manufactured, sold or distributed for use or play in Nevada must first be administratively approved by the Chairman of the Nevada Board. The administrative approval process for associated equipment includes an evaluation by the Nevada Board's audit division (the "Audit Division") and, in some cases, by the Board's electronic services laboratory, followed by a field trial. The System has been evaluated by the Audit Division and, on September 27, 1996, the Company was advised by the Audit Division that it found the System suitable for installation in a casino environment for a pre-trial (with the use of play money) of five events and a trial period (with real money) of at least 30 days including a minimum of 10 events. The Company has arranged with the Excalibur Hotel & Casino in Las Vegas, Nevada to conduct the pre-trial and trial, subject to such terms and conditions imposed by the Chairman of the Nevada Board. The pre-trial began October 6, 1996, and concluded on October 24, 1996, at which time the Audit Division authorized commencement of the trial. The trial period began on October 27, 1996 and concluded on November 25, 1996. Regulations of the Nevada Board and the Nevada Commission do not set forth any criteria by which approval of the System is to be determined. Such approval is left to the discretion of the Chairman of the Nevada Board. The Company believes that proper technical functioning of the System, proper processing of wagers and generation of accurate audit records are among the factors to be considered in any such approval. No assurance can be given that the System will be approved. The approval process is expected to be completed by mid-January 1997. The Nevada Act provides that no licensee shall install or use associated equipment without the prior approval of the Chairman of the Nevada Board.

    Manufacturers and distributors of associated equipment are not subject to the mandatory licensing requirements of the Nevada Act imposed upon manufacturers and distributors of gaming devices, but may be required by the Nevada Commission, upon the recommendation of the Nevada Board, to file an application for a finding of suitability to be a manufacturer and distributor of associated equipment. It is unknown whether the Nevada Board and Nevada Commission will require the Company to file an application for a finding of suitability if the System is approved by the Chairman of the Nevada Board.


    In order for the Company to be compensated for use of the System on the basis of a percentage of the revenue received by a licensed gaming establishment or on a transaction fee basis, the Company may be required to obtain a Nevada Gaming License and to be registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation"). In addition, because the Company will qualify as a Registered Corporation after the Offering, it will be required to receive an exemption from provisions of the Nevada Act that render a Registered Corporation ineligible to hold a gaming license. The Company intends to file an application for such exemption in connection with its application for registration and licensing. If a public company applies for and is approved for a Nevada Gaming License, the exemption is routinely granted as part of the approval process. Although there can be no assurances that the Company will be registered and licensed, the Company is unaware of any reason that it should not receive such exemption in the event that the Nevada Board and Nevada Commission determine that it is suitable to be registered and licensed. The Nevada Gaming Authorities may deny an application for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all costs of the investigation. Determination of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada. If the Company applies for and obtains such registration and a gaming license, the following regulatory requirements will apply to it.


    As a Registered Corporation and gaming licensee, the Company will be required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation and gaming licensee in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Company would be required to file applications with the Nevada Gaming Authorities and may also be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company who are actively and directly involved in gaming activities in respect of the operation of the System may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Determination of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability of licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in corporate position.

    If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, it would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company to terminate the employment of any person who refuses to file appropriate applications. Determination of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    Upon becoming a Registered Corporation and gaming licensee, the Company will be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions would be required to be reported to or approved by the Nevada Commission.

    If it were determined that the Nevada Act was violated by the Company, the registration and licenses it held could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Furthermore, the Nevada Commission could revoke the approval of the System and could order the termination of existing contracts for the System. Limitation, conditioning or suspension of the registration and licenses held by the Company could (and revocation of any registration and license would) materially adversely affect the Company's manufacturing and distribution operations.


    Any beneficial holder of the Company's voting securities, including a holder of the Units, regardless of the number or shares owned, may be required to file an application, be investigated, and have his suitability determined as a beneficial holder of the Company's voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.


    The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts of informational purposes and not to cause a change in its management policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, it (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

    The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that his acquisition of such debt security would otherwise be inconsistent with the declared policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form, or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

    After registration and licensing, the Company will be required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be ground for finding the record holder unsuitable. The Company will also be required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the stock certificates of the Company to bear a legend indicating that the securities are subject to the Nevada Act. It is unknown whether the Commission would impose such a requirement on the Company.


    A Registered Corporation may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The regulations of the Nevada Board and Nevada Commission also provide that any entity which is not an "affiliated company," as such term is defined in the Nevada Act, or which is not otherwise subject to the provisions of the Nevada Act or such regulations, such as the Company, which plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof for the construction or operation of gaming facilities in Nevada, to finance the operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such offering. The Nevada Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application of approval, unless upon a written request for a ruling, the Nevada Board Chairman has ruled that it is not necessary to submit an application. Because the Company intends to file an application for registration and for a Gaming License, the Company filed a written request for a ruling (the "Ruling Request") that it is not necessary to submit the Offering for prior approval. On November 25, 1996, the Nevada Board Chairman responded to the Ruling Request by issuing a written ruling (the "Ruling") that the Company is not required to submit the Offering for prior appoval. The Ruling does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. The Ruling also does not constitute a finding that the Company has been or will be found qualified to be involved with gaming activities in Nevada for which a separate Nevada Commission approval will be required. Any representation to the contrary is unlawful.


    Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchase of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan or recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which gaming operations are to be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either (i) a percentage of the gross revenues received; or (ii) the number of gaming devices operated. Annual fees are also payable to the State of Nevada for renewal of licenses as a manufacturer and distributor.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. A Licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

    The Company may also be required to make annual filings with the Attorney General of the United States in connection with the operation of the System.

    The United States Congress has recently passed legislation which creates the National Gaming Commission. The National Gaming Commission will generally have the duty to conduct a comprehensive legal and factual study of gambling in the United States and existing Federal, state and local policies and practices with respect to the legalization or prohibition of gambling activities, to formulate and propose changes in such policies and practices and to recommend legislation and administrative actions for such changes. It is not possible to predict the future impact of these proposals on the Company and its operations. Any such proposals could have a material adverse affect on the Company's business.

COMPETITION

    Sports wagering competes with other forms of gambling available to the general public both within and outside of the State of Nevada, including, but not limited to, casino games (such as traditional slot machines, video slot, poker and blackjack machines, roulette, card games, keno and craps), bingo, state-sponsored lotteries, on-and-off track betting on horses and dogs, jai alai, offshore cruise ships, riverboats and Native American gaming operations. In addition, the System will compete with sports wagering as it currently exists in Nevada. The Company is not aware of any system currently in operation or under development that is similar to the System. No assurance can be given that such a system does not exist or is not under development.


    The Company believes that sports wagering facilities in casinos are currently operated either by the casino itself or pursuant to contractual relationships with licensed sports book operators. Such entities which operate sports books in casinos may have exclusive relationships with casinos which could limit the ability of casinos to contract directly with the Company. As a result, the Company might be required to pay substantial sums to such third parties for the privilege of supplying the System to any such casino, which could have a material and adverse effect on the Company's financial condition and results of operations. See "Risk Factors--Possible Exclusive Relationships Between Casinos and Third Parties."



    American Wagering, Inc., through its subsidiary Leroy's Horse and Sports Place ("Leroy's"), is a licensed bookmaker with 35 sports books, the largest number of sports book locations in the State of Nevada. Leroy's sports books are operated primarily in casinos in major metropolitan areas in Nevada and in its own facilities. Leroy's offers casinos a turnkey sports betting operation that allows casinos to offer sports wagering to its patrons without bearing the risk and overhead associated with conducting the operation themselves. In October 1996, American Wagering, Inc. acquired the subsidiary of Autotote Corporation which sold sports wagering equipment and terminals to casinos and sports book operators in Nevada. The Company believes that the subsidiary involved sold such equipment, which was largely record keeping equipment, to 100 of the 115 casinos and sports book operators in Nevada. See "Risk Factors-- Competition and Rapid Technological Change."


    In addition, the Company may compete with suppliers of other forms of gaming equipment and services most of whom are substantially larger with greater technological, financial and other resources than the Company. Among the companies currently producing gaming equipment are International Game Technology, which is the largest supplier of slot machines; GTECH Corporation, the largest supplier of equipment and systems to state sponsored lotteries; AmTote International, Inc., a supplier of equipment, systems and devices for pari-mutuel wagering on horses, dogs and in jai alai; Video Lottery Technologies, Inc., which operates video lottery systems and, through its subsidiary, United Wagering System, Inc., operates in the pari-mutuel wagering business; WMS Industries Inc., which designs, manufactures and sells coin-operated pinball and video games, home video games, casino gaming devices and video lottery terminals; Bally Gaming Industry International, Inc. which designs, manufactures and distributes electronic slot machines, video gaming machines, video lottery terminals and computer gaming management systems; and several smaller companies. See "Risk Factors--Competition and Rapid Technological Change."

PERSONNEL


    The Company has eight full-time employees, consisting of Messrs. Mindes, Albanese, Harbison and Jacobs and four software engineers and programmers; and one part-time employee, Ms. Norman, the Company's Chief Financial Officer. The Company considers its relations with its employees to be good.


    The Company also has used, and may from time to time in the future use, outside consultants on specific assignments or projects.

    If the System is approved for use in the State of Nevada, the Company will seek to hire marketing and sales personnel to market the System to casinos and sports book operators. If it is successful in contracting with customers to install the System, it will also hire training personnel and technicians to install and maintain the System as well as additional engineers and administrative personnel. See "Risk Factors-- Management of Growth" and "Risk Factors--Dependence on Key Personnel."

FACILITIES

    The Company's only facility is located at 201 Lower Notch Road, Suite 2B, Little Falls, New Jersey 07424. The Company leases approximately 1,000 square feet of office space at this location. Annual lease payments at this facility at which all development and administrative activities are currently conducted are expected to be approximately $13,000 in the fiscal year ending September 30, 1997. If the Company's System is approved for use in Nevada, the Company expects to lease additional space at its current location or a substitute location in New Jersey and will require space in Nevada for sales and marketing personnel, maintenance of equipment, storage of equipment and the like.

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL OF THE COMPANY

    The Company's directors, executive officers and key personnel are as follows:


NAME                                         AGE                POSITION WITH THE COMPANY
---------------------------------------      ---      ----------------------------------------------
Barry Mindes...........................          64   Chairman of the Board of Directors
Bernard Albanese.......................          48   President, Treasurer and Director
Jeneene M. Norman......................          43   Chief Financial Officer
Andrew Harbison........................          38   Vice President--Software Development
Scott J. Jacobs........................          37   Vice President--Marketing
Fredric Kupersmith(2)..................          62   Director
Janet B. Mindes(1).....................          29   Director
Harold Rapaport(1)(2)..................          74   Director


------------------------

(1) Member of the Stock Option Committee.

(2) Member of the Audit Committee.

    BARRY MINDES is the founder of the Company and has served as Chairman of the Board of Directors of the Company since inception. From inception through August 1996, he also served as Chief Executive Officer, President and Secretary of the Company, and from inception to July 1995, he also served as Treasurer of the Company. Mr. Mindes founded Systems Enterprises Inc., the predecessor of the Company, in December 1992, and from its inception until its merger with the Company in May 1995, served as its only officer, director and stockholder. Prior to founding the Company, from 1986 to 1992, Mr. Mindes co-founded and was Chief Executive Officer of Script Systems Inc., a public company which was subsequently merged into Infomed Holdings Inc. and which developed and sold computer systems to large medical practices, hospitals and pharmacies. From 1979 to 1986, Mr. Mindes served as President of Information Industries, Inc., a private company which developed and sold turnkey computer systems, including systems developed for the Midwest Stock Exchange. From 1969 to 1971, Mr. Mindes served as Vice President--Engineering of New York City Off-Track Betting Corporation ("NY-OTB") where he was responsible for implementing its computer system. From 1964 to 1969, Mr. Mindes served as general manager of an independent profit center of Computer Sciences Corp. which planned, designed and developed computer and communications systems and software. During that time, he was responsible for the design and selling of the initial off-track betting system to the City of New York and the creation of the original design of the New Jersey Lottery. Mr. Mindes also served as project manager for the Aircraft Control and Warning System for the Republic of Korea in 1963, and in 1968 he directed the design of the long distance telephone system in the Republic of Bolivia. Mr. Mindes has been granted ten United States patents and has written more than 12 technical papers which have been published in professional journals. In 1958, Mr. Mindes received the Contributions Award for Communications Systems from the Institute for Electronic and Electrical Engineers.

    BERNARD ALBANESE has served as President of the Company since September 1996, as Treasurer since July 1995 and as Vice President--Systems from July 1995 until August 1996. From 1993 to 1995, Mr. Albanese was Vice President--Operations of Automated Data Services Inc., a provider of medical-related computer systems, in which position he was responsible for all installation, training and telephone support for an installed base of over 1,000 customers. Mr. Albanese was a co-founder with Mr. Mindes of Script Systems Inc. and was its Executive Vice President until 1993. From 1980 to 1986, Mr. Albanese served as Vice President of Information Industries, Inc., in which position he was responsible for, among other things, software development for the Midwest Stock Exchange and other large projects. From 1971 to 1977, Mr. Albanese was employed by STC Systems, Inc., which developed, sold and supported mini-computer business systems, where he was responsible for development and implementation of over 20 large computer projects. From 1969 to 1971, Mr. Albanese served as a member of the technical staff at Bell Telephone Laboratories.


    JENEENE M. NORMAN has served on a part-time basis as Chief Financial Officer of the Company since October 1996. From 1989 to 1995, Ms. Norman was employed on a part-time basis by First Fidelity Bank where she was responsible, at various periods, for management of the international operations of a subsidiary bank and developed new business with importers and exporters. From 1974 to 1988, Ms. Norman was employed by Midlantic National Bank/North in varying capacities including Vice President and Manager of the International Department from 1979 to 1986, in which capacity she was responsible for organization, policy, financial planning, budgeting and profitability of that Department.


    ANDREW HARBISON has served as Vice President--Software Development of the Company since October 1996. From June 1995 to October 1996, Mr. Harbison served as Manager of Software Development of the Company. From 1993 to 1995, Mr. Harbison served as Vice President of Programming of Infomed Holdings Inc., in which position he was in charge of the programming and data conversion department consisting of 25 individuals involved in developing computer systems for medical billing, clinical records and managed care systems. From 1987 to 1993, he was Vice President--Programming and Support of Script Systems Inc., and from 1985 to 1987, he was Vice President--Programming of Healthcare Computer Associates, Inc., a private company which developed, sold and supported computer systems for physicians.


    SCOTT J. JACOBS has served as Vice President--Marketing of the Company since November 1996. From August 1995 until November 1996, Mr. Jacobs served as President of GameWay Technologies, a sole proprietorship involved in the development, sales and marketing of transactional gaming solutions for the sports wagering, casino and lottery markets. From January 1992 until August 1995, he was Executive Vice President of FutureTel, a private company, in which he was responsible for the sales and marketing of interactive television, home and hotel-room gaming applications. From February 1989 through December 1991, he was Vice President--Interactive Development of Video Jukebox Network, Inc., a public company, in which position he was responsible for the development and marketing of new interactive cable television programming services. From December 1985 to January 1989, he was a principal of Laser Arts Interactive, a private company involved in multimedia development and publishing. From 1981 to 1985, he held various positions with the Visual Technology Center, Center for the Media Arts, CBS Television Network and MTV: Music Television.



    FREDRIC KUPERSMITH has served as a director of the Company since October 1996. Since 1977, Mr. Kupersmith has been President of Polsim Consultants Inc., a private company that provides consulting services to the communications, computer and television distribution industries. From 1971 to 1992, Mr. Kupersmith served in varying executive capacities at NY-OTB, including Vice President--Computers and Communications Systems from 1981 to 1992, and Executive Director of Technical Services from 1971 to 1981. In such capacities, he was responsible for NY-OTB's computer, communications, television distribution and display and betting office systems. From 1968 to 1971, Mr. Kupersmith served as a Vice President and corporate officer of Frequency Electronics Inc., a public company engaged in the design and development of electronic equipment such as time, frequency and space communications equipment. From 1966 to 1968, Mr. Kupersmith was director of research at Computer Sciences Corp.'s New York Operations Center where he was responsible for numerous satellite communications research projects.



    JANET B. MINDES has served as a director of the Company since July 1995. Since 1992, Ms. Mindes has served as Assistant Managing Director of KuwAm Corporation, a private investment firm. From 1991 to 1992, Ms. Mindes was a sales consultant with Nordstrom, a department store chain. Ms. Mindes received an MBA in finance and investments from The George Washington University in 1991. Ms. Mindes is the daughter of Barry Mindes.


    HAROLD RAPAPORT has served as a director of the Company since July 1995. Mr. Rapaport is an electronics, communications and computer executive with over 40 years experience in management, technology and marketing. He is President of Rapaport Associates, management consultants to high technology businesses. From 1982 until 1996, he was Chairman of Control Transaction Corporation, a manufacturer of computer-based point of sale systems. From 1971 to 1990, he was a member of the Board of Directors of General Instrument Corporation ("GIC"). From 1965 to 1974, Mr. Rapaport was employed by GIC in various executive capacities, including Executive Vice President, Systems and Services (with responsibility for GIC's subsidiaries, American Totalisator Co., Inc., a supplier of totalisator equipment for on-and-off track wagering and, later, lottery systems and Jerrold Electronics Corporation, the largest supplier of equipment to cable television operators); Director and member of the Office of Chief Executive from 1971 to 1974; Senior Vice President, Planning and Development from 1970 to 1971; and Group Vice President, Defense and Engineering Products from 1965 to 1970. From 1960 to 1965, he held various executive positions with ITT Corporation, including Executive Vice President, ITT Kellogg and Vice President, Communications Division, ITT Federal Labs from 1963 to 1965; Director of Marketing, ITT Defense and Engineering Products Group from 1962 to 1963; and Executive Vice President, International Electric Corporation from 1960 to 1962. Mr. Rapaport served as Chairman of the Board and Chief Executive Officer of Digital Computer Controls from 1974 to 1976; and Chairman of the Board of RE Harrington Inc. from 1987 to 1996, when it was acquired by Health Plan Services Inc. He currently serves on the Board of Directors of Cybernetic Services Inc.



    All directors hold their offices until the next annual meeting of stockholders of the Company and until their successors are elected and qualified. Mr. Harold Rapaport and Ms. Janet Mindes were elected directors as the designees of Mr. Barry Mindes under a Voting Agreement with certain investors entered into in connection with a financing in June 1995, which Agreement terminates upon the effective date of the Offering.



    All officers of the Company serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company, except that Mr. Barry Mindes is the father of Ms. Janet Mindes.


COMMITTEES

    The Board of Directors has two committees, a Stock Option Committee and an Audit Committee. The Stock Option Committee has authority to administer the Company's 1996 Stock Option Plan. The Audit Committee has authority to recommend annually to the Board of Directors the engagement of the Company's independent accountants and to review the independence of the accounting firm, the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures.

DIRECTOR COMPENSATION

    Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for their out-of-pocket expenses incurred in attending Board of Directors and Committee meetings. The Company intends to compensate non-employee directors by means of annual option grants exercisable at fair market value on the date of grant. In April 1996, Mr. Rapaport and Ms. Mindes were each granted options to purchase 12,092 shares of Common Stock pursuant to the Company's 1995 Stock Option Plan, of which options for 3,023 shares vested immediately. The remaining options for 9,069 shares were to vest at the rate of 1,511 for each Board of Directors meeting attended. As a result of attendance at meetings of the Board of Directors subsequent to April 15, 1996, (i) an additional 4,534 of Mr. Rapaport's options vested, and in September 1996, Mr. Rapaport exercised all 7,557 options that were vested, and
(ii) an additional 3,023 of Ms. Mindes' options vested. Ms. Mindes has not exercised any of such options. On August 30, 1996 each of Mr. Rapaport and Ms. Mindes were granted options to purchase an additional 9,069 shares, all of which vested on November 1, 1996. In October 1995, Mr. Albanese, who at the time was an officer but not a director of the Company, was granted an option to purchase 90,691 shares of Common Stock and, in June 1996, Mr. Albanese was granted an option to purchase 75,576 shares of Common Stock, each of which options is exercisable at $0.70 per share and vests in four equal annual installments on the anniversary date of such grant.


ADVISORY COMMITTEE



    The Company has established an Advisory Committee, consisting of Stephen Katz, Eli Oxenhorn and Barry Rubenstein, for the purpose of providing industry, financial and other advice to the Company's Board of Directors. The backgrounds of Messrs. Katz, Oxenhorn and Rubenstein are described below. None of the members of the Advisory Committee will be compensated for their services on such Committee although they will be reimbursed for any expenses incurred in attending meetings. Messrs. Oxenhorn and Rubenstein have previously served as directors of the Company. Each of Messrs. Katz, Oxenhorn and Rubenstein are record or beneficial holders of Common Stock.



    STEPHEN KATZ has served since 1996 as Chairman of the Board and Chief Executive Officer of Coin Bill Validator, Inc., a publicly-held manufacturer and marketer of paper currency validation systems used to automate payment in the gaming and vending industries worldwide. Mr. Katz is also founder and Chairman of the Board and Chief Executive Officer of Cellular Technical Services Company, Inc., a public software company which provides real-time data management software products and services for the wireless communications industry. Mr. Katz was also one of the founders and, from 1986 to 1995, served as Chairman of the Board and Chief Executive Officer, of Nationwide Cellular Service, Inc., a former publicly-traded company which was acquired by MCI Communications Corporation in 1995. Mr. Katz is a partner in DISS Partners, the record holder of 483,686 shares of Common Stock. See "Principal Stockholders."



    ELI OXENHORN, a private investor, served as a director of the Company from June 1995 to October 1996. Mr. Oxenhorn was Chairman of the Board of Cheyenne Software, Inc. ("Cheyenne") from October 1986 to May 1994, and served as President and Chief Executive Officer of Cheyenne from October 1986 to October 1993. Mr. Oxenhorn is the record and beneficial holder of 284,517 shares of Common Stock.



    BARRY RUBENSTEIN, a private investor, served as a director of the Company from June 1995 to October 1996. Since February 1995, Mr. Rubenstein has served as an officer of InfoMedia Associates, Ltd., a New York corporation which is a general partner of 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P. In addition, Mr. Rubenstein has served as a general partner of several investment partnerships, including Wheatley Partners, L.P. (since June
1996), Applewood Associates, L.P. (since 1992), Seneca Ventures (since 1979), Woodland Partners (since 1985) and Woodland Venture Fund (since 1976). Since September 1994, Mr. Rubenstein has served as a director of Infonautics, Inc., a public company. Seneca Ventures, Woodland Partners, Woodland Venture Fund and Mr. Rubenstein's wife are record owners of a total of 995,812 shares of Common Stock. See "Principal Stockholders."


DIRECTORS' LIMITATION OF LIABILITY AND INDEMNIFICATION

    As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation includes provisions which (a) eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit), and
(b) indemnify the directors and officers to the fullest extent permitted by the DGCL, including under circumstances under which indemnification is otherwise discretionary. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's obligation to indemnify each of its directors and officers applies with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification. The Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as amended or supplemented.


    The Company intends to obtain directors' and officers' liability insurance prior to the effective date of the Offering, and expects to continue to carry such insurance following the Offering. In addition, the Company will enter into an indemnification agreement with each of its directors and executive officers under which the Company will agree to indemnify each of them against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Company.

    The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation, the liability insurance and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification provisions would apply, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

    The following table sets forth the aggregate compensation paid or accrued by the Company for services rendered in all capacities to the Company during each fiscal year since inception by Mr. Mindes, its Chairman of the Board, and by Mr. Albanese, the only other executive officer of the Company during its fiscal year ended September 30, 1996. Information given for Mr. Mindes for dates prior to May 22, 1995 represents amounts paid or accrued by the Company's predecessor.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                             ANNUAL COMPENSATION   ------------------
                                                                                    NUMBER OF SHARES
                                                             --------------------   OF COMMON STOCK       ALL OTHER
NAME AND PRINCIPAL POSITION                    FISCAL YEAR    SALARY      BONUS    UNDERLYING OPTIONS   COMPENSATION
--------------------------------------------  -------------  ---------  ---------  ------------------  ---------------
Mr. Barry Mindes,...........................         1996    $  43,347  $  --              --             $     804(1)
  Chairman of the Board                              1995    $  --      $  --              --                --
Mr. Bernard Albanese,.......................         1996    $  70,646  $  --             166,267            --
  President and Treasurer (2)                        1995      $15,000  $  --              --                --

------------------------

(1) Represents income attributable to the Company's payments for lease of a car.

(2) Mr. Albanese became an officer of the Company in July 1995.


    The following table sets forth certain information on grants of stock options made during the fiscal year ended September 30, 1996 to the executive officers named in the Summary Compensation Table and certain information concerning all options exercised and held by such persons.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    % OF TOTAL
                                   NUMBER OF          OPTIONS                                   POTENTIAL REALIZABLE
                                   SHARES OF        GRANTED TO                                        VALUE AT
                                    COMMON         EMPLOYEES IN                               ASSUMED ANNUAL RATES OF
                                     STOCK          FISCAL YEAR                               STOCK PRICE APPRECIATION
                                  UNDERLYING           ENDED         PER SHARE                   FOR OPTION TERM(1)
                                    OPTIONS        SEPTEMBER 30,     EXERCISE    EXPIRATION   ------------------------
NAME                                GRANTED            1996            PRICE        DATE          5%          10%
------------------------------  ---------------  -----------------  -----------  -----------  ----------  ------------
Mr. Bernard Albanese..........        90,691              19.2       $    0.70        2,005   $  822,873  $  1,347,891
                                      75,576              16.0       $    0.70        2,006   $  685,729  $  1,123,245

------------------------

(1) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the term of the options. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the option exercises will depend on the future performance of the Common Stock, the holder's continued employment through applicable vesting periods and the date on which the options are exercised. The potential realizable value of the foregoing options is calculated by assuming that the fair market value of the Common Stock on the date of grant of such options equalled the exercise price of such options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                  NUMBER OF SHARES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                     SHARES                      SEPTEMBER 30, 1996        SEPTEMBER 30, 1996(1)
                                    ACQUIRED       VALUE     --------------------------  --------------------------
NAME                               ON EXERCISE  REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Harold Rapaport..................       7,557    $  40,052       --            13,603        --        $    72,096

------------------------

(1) There was no public trading market for the Common Stock on September 30, 1996. Accordingly, solely for the purpose of this table, the values have been calculated on the basis of an assumed initial public offering price of the Common Stock included in the Units of $6.00 per share (with no value being attributed to the Warrants included in the Units) minus the exercise price of $.70 per share, multiplied by the number of Shares underlying the option.

    See "--Stock Options Plans" for a discussion of stock option grants to management and others.

EMPLOYMENT AGREEMENTS

    The Company entered into three-year employment agreements with each of Barry Mindes and Bernard Albanese as of May 22, 1995 and June 1, 1995, respectively, pursuant to which (i) Mr. Mindes received no salary during the first year and will receive a base salary of not less than $115,000 during each of the second and third years of the agreement (unless otherwise approved by 80% of the Board of Directors), and Mr. Albanese received a base salary of $52,000 during the first year and will receive a base salary of not less than $108,000 during each of the second and third years of the agreement; (ii) they are entitled to such salary increases, bonuses or other incentive compensation as may be approved by the Board of Directors (the approval of 80% of the directors is required in the case of Mr. Mindes' agreement); (iii) they are entitled to such health and life insurance as may be provided to other executives of the Company; and (iv) they will be entitled to severance equal to six months' base salary in the event, (a) the Company requests that the executive relocate and, as a consequence, the executive voluntarily terminates his employment, or (b) the Company terminates such executive's employment other than for cause (as defined in the agreement) or due to death or disability after the term of the agreement but before July 1, 2000 without having renewed or replaced the agreement. In addition, in the event of a "change of control" (as defined in the agreement) of the Company followed by termination of the executive's employment either (i) by the Company other than as a result of death or disability or for cause, or (ii) by the executive for "good reason" (as defined in the agreement), the executive is entitled to (a) if termination occurs during the term, continued payment of base compensation and benefits until the end of the term but not for less than six months, or (b) if termination occurs after the term but prior to July 1, 2000, payment of six months' base salary. Mr. Mindes is also entitled, at the Company's expense, to use of a leased automobile, including all operating, maintenance and insurance expenses. Each of Messrs. Mindes and Albanese have entered into agreements restricting competitive activities for 12 months following termination of employment and prohibiting disclosure of confidential information. For a discussion of certain rights granted to these individuals to cause the Company to register their shares of Common Stock under the Securities Act, see "Description of Securities--Registration Rights."

STOCK OPTION PLANS

    1995 STOCK OPTION PLAN. In May 1995, the Board of Directors adopted and the stockholders approved the 1995 Stock Option Plan (the "1995 Plan"). The purpose of the 1995 Plan is to attract and retain exemplary employees, agents, consultants and directors. Options covering all of the 649,955 shares of Common Stock authorized for issuance under the 1995 Plan have been granted, of which options for 7,557 shares have been exercised. The shares subject to and available under the 1995 Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose. Any shares subject to an option that terminates, expires or lapses for any reason, and any shares purchased pursuant to an option and subsequently repurchased by the Company pursuant to the terms of the option, shall again be available for grant under the 1995 Plan.

    The 1995 Plan provides for the grant of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSOs") at the discretion of the Board of Directors of the 1995 Plan. The Board of Directors administers the 1995 Plan. Subject to the terms of the 1995 Plan, the Board of Directors determines the terms and conditions of options granted under the 1995 Plan. Options granted under the 1995 Plan are evidenced by written agreements which contain such terms, conditions, limitations and restrictions as the Board of Directors deems advisable and which are not inconsistent with the 1995 Plan. ISOs may be granted to individuals, who, at the time of grant, are employees of the Company. NQSOs may be granted to directors, officers, agents and consultants of the Company whether or not employees of the Company. The 1995 Plan provides that the Board of Directors must establish an exercise price for ISOs that is no less than the fair market value per share of the Common Stock at the date of grant. The exercise price for NQSOs shall be determined by the Board of Directors.

    Options under the 1995 Plan may provide for the payment of the exercise price by (i) delivery of cash or a check payable to the order of the Company,
(ii) "cashless exercises" (delivery of such shares of stock of the Company having a fair market value equal to the exercise price), or (iii) any combination of (i) or (ii).

    To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during a calendar year exceeds $100,000, the ISO will be treated as a NQSO. In addition, if an optionee owns more than 10% of the Company's stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the option cannot exceed five years. Options granted under the 1995 Plan may not have a term in excess of 10 years from the date of grant. In addition, no options may be granted under the 1995 Plan later than 10 years after the 1995 Plan's effective date.

    Options granted under the 1995 Plan to officers, directors, employees or consultants of the Company may be exercised only while the optionee is employed or retained by the Company or within one year after termination of the optionee's employment or consulting relationship by reason of death or permanent disability, and three months after termination for any other reason except termination for cause (unless such options expire sooner by their terms). Options are nontransferable, except by will or the laws of descent and distribution. The Board of Directors has certain rights to amend or terminate the 1995 Plan provided any necessary stockholder approval is obtained.


    1996 STOCK OPTION PLAN. In October 1996, the Board of Directors adopted and the stockholders approved the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan is substantially similar to the 1995 Plan, except that there are 825,000 shares of Common Stock authorized for issuance pursuant to options which may be granted thereunder, of which options to purchase a total of 58,000 shares have been granted. The 1996 Plan is administered by the Stock Option Committee.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth, as of the date of this Prospectus, certain information regarding the beneficial ownership of the Company's outstanding Common Stock by (i) each of the Company's directors, (ii) each of the executive officers named in the Summary Compensation Table under "Management-- Executive Compensation," (iii) all directors and executive officers of the Company as a group, and (iv) each other person known by the Company to beneficially own more than five percent of the outstanding Common Stock.


                                                          NUMBER OF SHARES         PERCENTAGE OF COMMON STOCK
                                                         BENEFICIALLY OWNED  --------------------------------------
                                                         IMMEDIATELY BEFORE     BEFORE THE           AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   THE OFFERING(2)        OFFERING           OFFERING(3)
-------------------------------------------------------  ------------------  -----------------  -------------------
Mr. Barry Mindes(4)....................................        3,023,954              50.2%               40.2%
Mindes Family Limited Partnership......................        1,511,524              25.1%               20.0%
Mr. Bernard Albanese(5)................................          173,824               2.9%                2.3%
The Marie Albanese Trust, Marie Albanese and Christine
  Marie Albanese, trustees(6)..........................          302,304               5.0%                4.0%
Mr. Fredric Kupersmith.................................           19,196             *                   *
Ms. Janet Mindes(7)....................................           15,115             *                   *
Mr. Harold Rapaport(8).................................           37,787             *                   *
Mr. Barry Rubenstein(9)................................          995,812              16.4%               13.2%
DISS Partners(10)......................................          483,686               8.0%                6.4%
All executive officers and directors as a group (7
  persons)(11).........................................        3,572,180              58.8%               47.2%

------------------------

*   Denotes less than 1%


(1) The address of each individual or entity is c/o International Sports Wagering Inc., 201 Lower Notch Road, Little Falls, NJ 07424.


(2) Percentage of ownership before the Offering is based on 6,024,277 shares of Common Stock outstanding as of the date of this Prospectus. For each beneficial owner, shares of Common Stock underlying derivative securities exercisable or convertible within 60 days of the date of this Prospectus are deemed outstanding only for computing the percentage of such beneficial owner. Unless otherwise noted, all shares are beneficially owned and sole voting and investment power is held by the persons named, subject to community property laws where applicable. See "Description of Securities-- Common Stock."


(3) Does not include as outstanding (i) up to 1,500,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units offered hereby,
    (ii) up to 450,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option and the Warrants underlying the same, and (iii) up to 300,000 shares of Common Stock issuable upon exercise of the Representatives' Options and the Representatives' Unit Warrants.


(4) Includes 1,511,524 shares held by Mindes Family Limited Partnership, of which Mr. Mindes is general partner. Mr. Mindes disclaims beneficial ownership of the shares owned by Mindes Family Limited Partnership to the extent such shares exceed his proportionate interest therein. Does not include shares beneficially owned by Mr. Mindes' daughter, Ms. Janet Mindes, as to which Mr. Mindes disclaims beneficial ownership.

(5) Includes 22,672 shares underlying options held by Mr. Albanese.

(6) Marie Albanese and Christine Marie Albanese are the wife and daughter, respectively, of Mr. Bernard Albanese. Mr. Albanese disclaims beneficial ownership of the shares of Common Stock held in such trust.

(7) Represents shares underlying options held by Ms. Mindes.

(8) Includes (i) 9,069 shares underlying options held by Mr. Rapaport, and (ii) 21,161 shares owned by Rapaport Family Limited Partnership, of which Mr. Rapaport is the General Partner. Mr. Rapaport disclaims beneficial ownership of the shares owned by Rapaport Family Limited Partnership to the extent such shares exceed his proportionate interest therein.

(9) Represents 284,518 shares held by each of Seneca Ventures, Woodland Partners, and Woodland Venture Fund, each a partnership as to which Mr. Rubenstein serves as a general partner, and 142,258 shares held by Mr. Rubenstein's wife.

(10) DISS Partners is a general partnership, the partners of which include Mr. Stephen Katz, a member of the Company's Advisory Committee, Mr. Don Chaifetz, and their respective wives. Each of Messrs. Katz, Chaifetz and their respective wives disclaims beneficial ownership of the shares of Common Stock owned by DISS Partners to the extent such shares exceed their proportionate ownership interests in DISS Partners.

(11) Includes an aggregate of 46,857 shares underlying options held by all executive officers and directors as a group.

                              CERTAIN TRANSACTIONS


    On May 22, 1995, Barry Mindes, the Company's Chairman of the Board, purchased 906 shares of Common Stock for an aggregate purchase price of $3.00. On May 25, 1995, Systems Enterprises Inc., the Company's predecessor, was merged into the Company. Effective upon the merger, the outstanding shares of common stock of the predecessor, all of which were held by Barry Mindes, were converted into 3,023,048 shares of Common Stock. At the time of the merger, Mr. Mindes was reimbursed approximately $9,000 for actual expenses paid by him in connection with a patent application, which application was assigned to the Company.


    In May 1995, the Company sold, at a purchase price of $.001 per share, an aggregate of 558,356 shares of Common Stock to six individuals, including 453,456 shares to Bernard Albanese, the Company's President and Treasurer and a director of the Company, 19,196 shares to Fredric Kupersmith, a director of the Company, and 30,230 shares to Andrew Harbison, the Company's Vice President--Software Development. None of Messrs. Albanese, Kupersmith and Harbison were directors or officers of the Company at the time of such purchases. In connection with Mr. Albanese's purchase of stock he gave a proxy to Mr. Mindes with respect to 302,305 shares, which proxy expires upon this Offering.
    In June and July 1995, the Company sold a total of 399,997 units, each consisting of 3.0230479 shares of Common Stock and one Warrant (the "Investor Warrants") to purchase 3.0230479 shares of Common Stock, to a group of approximately 18 accredited investors, for an aggregate of approximately $850,000, or $0.70 per unit. Between February and April 1996, Investor Warrants to purchase an aggregate of 1,164,753 shares of Common Stock were exercised at a total purchase price of approximately $818,750, or $0.70 per share. Investment partnerships of which Mr. Barry Rubenstein is the general partner and Mr. Rubenstein's wife purchased 164,705 units at an aggregate purchase price of $350,000. Subsequently, such entities and individual exercised an aggregate of 164,705 Investor Warrants at an aggregate exercise price of $350,000.

    In June 1996, the Company sold 60,460 shares of Common Stock to seven individuals (including Andrew Harbison, currently the Company's Vice President--Software Development, and Harold Rapaport, a director of the Company), for a total purchase price of $42,500, or $0.70 per share.

    For a discussion of certain management compensation, including option grants and employment agreements entered into with Messrs. Mindes and Albanese, see "Management."


    Except as set forth above, the Company does not presently intend to enter into any other business transactions with affiliated parties. In the event, however, that any such business transaction is entered into, it will be on terms no less favorable to the Company than those it could obtain through arms-length negotiation.

                           DESCRIPTION OF SECURITIES

    The following summary description of the securities of the Company is qualified in its entirety by reference to the Certificate of Incorporation, the Warrant Agreement (as defined below), the Bridge Notes and the Bridge Warrants, forms of which have been filed as exhibits to the Registration Statement on Form SB-2 of which this Prospectus forms a part.

GENERAL

    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 6,024,277 shares are outstanding as of the date hereof; and, 2,000,000 shares of preferred stock, par value $.001 per share, of which no shares are outstanding as of the date hereof.

UNITS

    Each Unit offered hereby consists of one share of Common Stock and one Warrant entitling the holder to purchase one share of Common Stock. The shares of Common Stock and the Warrants will be transferable only as part of a Unit until the Separation Date.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on any preferred stock. See "Risk Factors--Absence of Dividends" and "Dividend Policy." Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock included in the Units and issuable upon exercise of the Warrants will be, validly authorized and issued, fully paid, and nonassessable.

PREFERRED STOCK

    The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company. See "Risk Factors--Anti-Takeover Effects of Certain Provisions of Certificate of Incorporation and Delaware Law."

WARRANTS

    The Warrants will be issued pursuant to an agreement, dated as of the date of this Prospectus (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). None of the Warrants have been issued prior to the Offering.


    The Warrants will not be detachable or separately transferable from the shares of Common Stock included in the Units until two years from the date hereof or (i) such earlier date as Barington may determine or (ii) 30 days after the Company may determine at any time after one year from the date hereof, provided that the Units have traded at 200% of the initial Unit offering price for a period of 15 consecutive trading days ending within 15 days from the date of determination (the "Separation Date"). The circumstances, under which Barington or the Company may accelerate the Separation Date include market conditions, the market price for the Units, and the Company's capital requirements, among others. Neither Barington nor the Company currently contemplates accelerating the Separation Date to a date earlier than two years from the date hereof. Each Warrant will entitle the holder to purchase, commencing on the Separation Date and at any time until the fifth anniversary of the date of this Prospectus, one share of Common Stock at an exercise price equal to 120% of the initial Unit offering price, subject to certain adjustments. The Warrants may be exercised in whole or in part. Unless exercised, the Warrants will automatically expire on the fifth anniversary of the date of this Prospectus.


    The Company may redeem the Warrants after the Separation Date, in whole but not in part, at the option of the Company, upon not less than 15 days' notice, at a price of $.05 per Warrant, provided the last sale price of the Common Stock has been at least 200% of the initial Unit offering price for 15 consecutive trading days ending within 15 days of the date of the notice of redemption. In the event the Company exercises its right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.


    For a holder to exercise the Warrants, there must be a current registration statement in effect with the Commission and qualification with or approval from various state securities agencies with respect to the shares or other securities underlying the Warrants, or an opinion of counsel for the Company that there is an effective exemption from registration. As long as the Warrants remain outstanding and exercisable, the Company may be required to file a registration statement with the Commission and have such registration statement declared effective. There can be no assurance, however, that such registration statement can be kept current. If a registration statement covering such shares of Common Stock is not kept current, or if the shares underlying the Warrants are not registered in the state in which a holder resides, the Warrants may not be exercisable and may be deprived of any value. See "Underwriting" and "Risk Factors--Federal and State Registration Requirements; Possible Inability to Exercise Warrants; Possible Redemption of Warrants."


BRIDGE UNITS

    The Bridge Units consist of the Bridge Notes and the Bridge Warrants. Each Bridge Unit consists of a Bridge Note issued by the Company in the principal amount of $100,000 and a Bridge Warrant to purchase up to 30,000 shares of Common Stock at an exercise price equal to the lesser of $3.60 per share or 60% of the initial Unit offering price. The Bridge Notes and the Bridge Warrants are separately transferable, subject to certain restrictions upon transferability.

    BRIDGE NOTES

    The Bridge Notes bear interest at the rate of 10% per annum with interest to accrue from the date of issuance and payable in four quarterly installments on the first day of each February, May, August and November commencing on February 1, 1997 and at maturity. Principal of, and any accrued and unpaid interest on the Bridge Notes will be due and payable in full on the earlier of (i) the closing of the Offering, (ii) one year from the date on which the Bridge Notes were issued, subject to extension as set forth below, and (iii) the date of the closing of a sale (or the closing of the last of a series of sales) of securities by the Company or any subsidiary or affiliate thereof (other than the Bridge Notes and Bridge Warrants), the net proceeds of which, in the aggregate, equal or exceed $650,000. The principal balance of the Bridge Notes, and accrued interest thereon, will be repaid with the net proceeds of the Offering. See "Use of Proceeds."

    The Company has the right, at its option, to extend the maturity date of the Bridge Notes for up to six months. In the event that the Company elects to extend such maturity date then (i) the number of shares issuable upon the exercise of each Bridge Warrant shall automatically increase by an additional 5% for each month that the Bridge Notes continue to remain outstanding during such extension period; and (ii) the exercise price per share of each Bridge Warrant shall be reduced to the lesser of $3.50 per share or 50% of the initial Unit offering price.

    The Bridge Notes rank senior in right of payment to all Junior Debt of the Company, which is defined as all existing and future indebtedness other than (i) the indebtedness represented by the Bridge Notes; (ii) capital lease obligations; and (iii) certain other indebtedness permitted by the Bridge Notes.

    BRIDGE WARRANTS

    The Bridge Warrants entitle the holders thereof to purchase, in the aggregate, up to 195,000 shares of Common Stock at an exercise price equal to the lesser of $3.60 per share or 60% of the initial Unit offering price, subject to adjustment. The Bridge Warrants may be exercised at any time after issuance and expire on October 28, 2001. The shares underlying the Bridge Warrants are being registered concurrently with the Offering, and are subject to a two-year lock-up with Barington who served as placement agent in connection with the Bridge Financing.

    The number of shares issuable upon exercise of the Bridge Warrants and the exercise price thereof may be adjusted in the event of the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications involving or in respect of the Common Stock, or an extension by the Company of the maturity date of the Bridge Notes. If the Company extends the maturity date of the Bridge Notes for a period of six months, (i) the number of shares issuable upon exercise of each Bridge Warrant shall automatically increase by an additional 5% for each month that the Bridge Notes continue to remain outstanding during such extension period, and (ii) the exercise price per share shall be reduced to the lesser of $3.50 per share or 50% of the initial Unit offering price.

REGISTRATION RIGHTS

    In the event the Company proposes to register any of its securities under the Securities Act, holders (including Barry Mindes) of approximately 5,129,828 shares of Common Stock are entitled to notice of such registration and to include their shares of Common Stock in such registration, subject to marketing and other limitations ("Piggyback Registration Rights"). Moreover, holders of approximately 4,503,452 shares of Common Stock may be entitled, in addition to Piggyback Registration Rights, (i) to require the Company at any time from and after the earlier of (a) May 31, 1998 or (b) 180 days after the closing of the Offering, to effect two demand registrations at its own expense upon the written request from the holders of a majority of registered securities then outstanding, and (ii) to require the Company, subject to certain limitations, to file a Registration Statement on Form S-3 covering the resale of such shares, at any time when the Company is entitled to use such form, provided that the Company shall not be required to file a Registration Statement on Form S-3 if the aggregate offering price (net of any voluntary discounts and commissions) of the shares to be included therein (including shares held by other holders entitled to registration) is less than $500,000. The rights referred to in the immediately preceding sentence will expire on the third anniversary of consummation of the Offering. Prior to the Offering, holders of all of the foregoing rights are expected to agree not to exercise any of such rights without Barington's prior consent. The holders of the Bridge Warrants are entitled to certain "piggyback" and demand registration rights, as well.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

    The Company has appointed American Stock Transfer & Trust Company as transfer agent and registrar for the Units, Common Stock and Warrants, and warrant agent for the Warrants.

DELAWARE ANTI-TAKEOVER LAW

    The Company is subject to Section 203 of the DGCL ("Section 203") which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding under the DGCL, those shares owned (x) by persons who are directors and also officers, and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, are excluded from the calculation); or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    For purposes of Section 203, "a business combination" includes (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                           CERTAIN TAX CONSIDERATIONS

    The following discussion sets forth what the Company believes are the material tax consequences of a purchase of the Units. However, the Company has not requested a ruling from the Internal Revenue Service or a tax opinion from its counsel. PROSPECTIVE PURCHASERS OF THE UNITS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONSEQUENCES TO THEM OF THE PURCHASE AND HOLDING OF SUCH SECURITIES, INCLUDING THE COMMON STOCK AND THE WARRANTS INCLUDED IN THE UNITS, AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE AND OTHER TAX LAWS AND REGULATIONS.

    The sale of a Unit or a share of Common Stock or the sale of a Warrant will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and his adjusted basis therein. In order to determine adjusted basis, a holder must allocate the consideration paid for each Unit between the underlying share of Common Stock and the Warrant in accordance with their relative fair market values.

    The sale of a share of Common Stock will result in a capital gain or loss, provided the Common Stock is a capital asset in the hands of the holder. The sale of a Warrant will likewise result in a capital gain or loss provided the Warrant is a capital asset in the hands of the holder, and the Common Stock underlying the Warrant would be a capital asset to the holder if acquired by him. Such capital gain or loss will be long-term capital gain or loss if the Common Stock or Warrant being sold has been held for more than one year by the holder at the time of such sale or exchange.

    Under Section 305 of the Internal Revenue Code of 1986, as amended (the "Code"), certain actual or constructive distributions of stock to a stockholder, including warrants to purchase stock, with respect to the stock or warrants held by a stockholder may be taxable to a stockholder of the Company. Adjustments in the exercise price of the Warrants, or the number of shares purchasable upon exercise of the Warrants, in each case made pursuant to the antidilution provisions of the Warrants, may result in a distribution which is taxable as a dividend under the Code to the holders of Warrants.

    No gain or loss will be recognized by a holder of a Warrant on his purchase of Common Stock for cash upon the exercise of the Warrant. The adjusted basis of the Common Stock so acquired would be equal to the adjusted basis of the Warrant plus the exercise price. The holding period of the Common Stock acquired upon the exercise of a Warrant will begin on the day after the date of exercise.

    If a Warrant is not exercised and is allowed to expire, the Warrant is deemed to have been sold or exchanged on the expiration date. Any loss to the holder of a Warrant will be a capital loss if the Warrant was held as a capital asset and if the Common Stock underlying the Warrant would have been a capital asset in the Warrant holder's hands had such Warrant been exercised. The capital loss will be a long-term capital loss if the Warrant has been held for more than one year and a short-term capital loss if the Warrant has been held for one year or less.

    No gain or loss will be recognized by the Company upon the sale of the Units, or the acquisition, exercise or expiration of any Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have 7,524,277 shares of Common Stock outstanding (7,749,277 shares of Common Stock outstanding if the Over-Allotment Option is exercised in full). Of these shares, the 1,500,000 shares of Common Stock included in the Units offered hereby (1,725,000 shares if the Over-Allotment Option is exercised in full) will be freely tradeable without further registration under the Securities Act. Upon the Separation Date, the 1,500,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units (1,725,000, if the Over-Allotment Option is exercised in full) will, when such Warrants are exercised, be eligible for immediate sale to the public without restriction. With respect to the remainder of the outstanding shares, all officers and directors and current stockholders of the Company have agreed not to publicly sell, or otherwise dispose of any securities of the Company for a period of 12 months from the date of this Prospectus without Barington's prior written consent except under certain circumstances. See "Underwriting."

    All of the presently outstanding 6,024,277 shares of Common Stock are "restricted securities" within the meaning of Rule 144 and, if held for at least two years, would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of such two-year period. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, would be entitled to sell within any three-month period a number of shares beneficially owned for at least two years that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares of Common Stock for at least three years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144. Beginning 90 days after the date of this Prospectus and subject to the 12 month lock-up restriction described above, approximately 3,023,048 shares owned by Barry Mindes and Mindes Family Limited Partnership will be available for sale in reliance upon Rule 144. Subject to such 12-month restriction, substantially all of the remaining 3,001,229 Restricted Shares will become eligible for sale at various times from May 1997 through June 1998.

    Pursuant to the Representatives' Options, the Representatives have the right to purchase up to 150,000 Units during the period commencing on the date of the closing of the Offering and terminating on the fifth anniversary of such date. The Holders of the Representatives' Options have certain demand and "piggyback" registration rights as to such options and the underlying shares of Common Stock. Such options and any and all shares of Common Stock purchased upon the exercise of the Representatives' Options may be freely tradeable, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Representatives' Options. See "Underwriting."


    The Company cannot predict the effect, if any, that sales of shares of Common Stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Sales by the current stockholders of a substantial number of shares of Common Stock in the public market could materially adversely affect prevailing market prices for the Units, Common Stock and Warrants. The availability for sale of a substantial number of shares of Common Stock acquired through the exercise of the Representatives' Options, the Bridge Warrants or any options under the Company's existing stock option plans could also materially adversely affect prevailing market prices for the Units, Common Stock and Warrants. See "Risk Factors--Future Sales of Restricted Securities; Registration Rights."

                                  UNDERWRITING


    The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part), to purchase from the Company the respective number of Units set forth opposite their names in the table below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters shall be obligated to purchase all of the Units if any are purchased. The Underwriters have advised the Company that they do not intend to confirm sales of the Units to any account over which they exercise any discretionary authority.


                                                                                                     NUMBER OF UNITS
NAME                                                                                                 TO BE PURCHASED
---------------------------------------------------------------------------------------------------  ---------------
Barington Capital Group, L.P.......................................................................
GKN Securities Corp................................................................................
                                                                                                     ---------------
      Total........................................................................................      1,500,000
                                                                                                     ---------------
                                                                                                     ---------------

    The Representatives have advised the Company that the Underwriters propose to offer the Units offered hereby to the public at the offering price set forth on the cover page of this Prospectus and that the Underwriters may allow to certain dealers, who are members of the National Association of Securities
Dealers (the "NASD"), concessions of not in excess of $         per Unit, of
which not in excess of $         may be reallowed to other dealers who are
members of the NASD. After the commencement of the Offering, the public offering price, the concessions and the reallowance may be changed.

    The Company has granted an option to the Underwriters exercisable during the 45-day period after the effective date of this Prospectus, to purchase up to an aggregate of 225,000 additional Units at the public offering price, less the underwriting discounts and commissions. The Underwriters may exercise such option only for the purpose of covering Over-Allotments made in connection with the sale of the Units offered hereby.

    The Company has agreed to indemnify the Underwriters against certain liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act.

    The Company has agreed to pay the Representatives a non-accountable expense allowance of 3% of the aggregate offering price of the Units offered hereby (including any Units purchased pursuant to the Over-Allotment Option), of which $35,000 has been paid to date.


    The Company has also agreed to sell to the Representatives, or their respective designees, Representatives' Options to purchase 150,000 Units at a price of $.001 per option. The Representatives' Options will be exercisable for a period of five years, commencing on the date of closing of the Offering, at an initial per Unit exercise price equal to [120]% of the initial Unit offering price. The Warrants underlying the Representatives' Options are identical in all respects to the Warrants to be issued to the public, except that the exercise
price of the Warrants is $      (   % of the initial Unit offering price). The
Representatives' Options cannot be transferred, assigned or hypothecated for one year from the date of their issuance, except that they may be assigned, in whole or in part, to any successor, officer or partner of the Representatives or their respective partners or members of the underwriting group. The Representatives' Options may be exercised as to all or a lesser number of Units and will contain certain registration rights and anti-dilution provisions providing for appropriate adjustment of the exercise price and number of Units which may be purchased upon exercise, upon the occurrence of certain events.


    The holder of the Representatives' Options has the right, in lieu of payment in cash of the exercise price, to surrender all or part of the Representatives' Options in exchange for a number of Units equal to the value of the Representatives' Options being surrendered (determined by subtracting the aggregate exercise price of the Representatives' Options being surrendered from the Current Market Price (as defined) of the Units issuable upon exercise of the Representatives' Options being surrendered) divided by the Current Market Price of one Unit.


    The Company has agreed that it will, on any two occasions, register the securities underlying the Representatives' Options, the first time at the Company's expense. The Company has also agreed, during the seven year period commencing on the date of the closing of the Offering, to register on a "piggyback" basis, on an unlimited number of occasions, the securities underlying the Representatives' Options whenever the Company files a registration statement. Notwithstanding these registration rights, the Company will not be required to register the securities underlying the Representatives' Options if it delivers to the holders of the Representatives' Options an opinion of counsel from counsel reasonably acceptable to such holders in form and substance reasonably acceptable to such holders that such securities are freely transferable without registration.


    The foregoing discussion of the material terms and provisions of the Underwriting Agreement is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement and the Representatives' Options, the forms of which have been filed as exhibits to the Registration Statement on Form SB-2, of which this Prospectus forms a part.

    Barington acted as placement agent in connection with the Bridge Financing. In connection therewith, Barington received sales commissions of $65,000 in the aggregate, was reimbursed a total of $30,000 for certain expenses (including attorneys' fees) and was issued a total of 19,500 warrants which are identical to the Bridge Warrants (the "Placement Agent's Warrants"). Barington has agreed to relinquish the Placement Agent's Warrants upon the consummation of the Offering.


    Prior to the Offering, the Company and its directors, officers and the holders of all of the Company's outstanding Common Stock will agree with the Representatives not to sell, contract to sell or otherwise dispose of any of the Company's securities held by them for a period of 12 months following the date of this Prospectus without the prior written consent of the Representatives, under certain circumstances. The Representatives have no present intention to shorten such periods. See "Shares Eligible For Future Sale."


    Prior to the Offering, there has been no public market for the Units, Common Stock or Warrants. Consequently, the public offering price of the Units, and the exercise price of the Warrants, have been determined by arms-length negotiation between the Company and the Representatives and do not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value. Factors considered in determining such prices included an assessment of the Company's future prospects, the qualifications of the Company's management, and other relevant factors.

                                 LEGAL MATTERS

    The validity of the securities offered hereby and certain other legal matters will be passed upon for the Company by Rubin Baum Levin Constant & Friedman, New York, New York. Richard M. Hoffman, who is of counsel to Rubin Baum Levin Constant & Friedman, owns 24,184 shares and has options to purchase 39,299 shares of Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Squadron, Ellenoff, Plesent and Sheinfeld, LLP, New York, New York.

                                    EXPERTS

    The financial statements of the Company as of September 30, 1996, and for the year ended September 30, 1996 and for the periods from inception through September 30, 1995 and September 30, 1996 have been included herein and in the Registration Statement of which this Prospectus forms a part in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington D.C. 20549, a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, following approval of the Common Stock for quotation on NASDAQ, reports and other information concerning the Company may be inspected at the offices of the NASD, 1735 K Street, N.W, Washington D.C. 20006.

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                     INDEX

                                                                                                               PAGE
                                                                                                            -----------

INDEPENDENT AUDITORS' REPORT..............................................................................         F-2

FINANCIAL STATEMENTS

  Balance Sheet as of September 30, 1996..................................................................         F-3

  Statements of Operations for the year ended September 30, 1996 and the period from
    May 22, 1995 (date of inception) to September 30, 1995 and the period from
    May 22, 1995 (date of inception) to September 30, 1996................................................         F-4

  Statements of Stockholders' Equity for the period from
    May 22, 1995 (date of inception) to September 30, 1996................................................         F-5

  Statements of Cash Flows for the year ended September 30, 1996 and the period from
    May 22, 1995 (date of inception) to September 30, 1995 and the period from
    May 22, 1995 (date of inception) to September 30, 1996................................................         F-6

  Notes to Financial Statements...........................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
International Sports Wagering Inc.:

    We have audited the accompanying balance sheet of International Sports Wagering Inc. (a development stage company) as of September 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the year ended September 30, 1996, for the period from May 22, 1995 (date of inception) to September 30, 1995 and for the period from May 22, 1995 (date of inception) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Sports Wagering Inc. (a development stage company) as of September 30, 1996, and the results of its operations and its cash flows for the year then ended, for the period from May 22, 1995 (date of inception) to September 30, 1995 and for the period from May 22, 1995 (date of inception) to September 30, 1996, in conformity with generally accepted accounting principles.

Short Hills, New Jersey                                  KPMG Peat Marwick LLP

October 28, 1996

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                               SEPTEMBER 30, 1996

                             ASSETS

Current assets:
  Cash and cash equivalents.......................  $     537,546
  Prepaid expenses and other current assets.......          8,885
                                                    -------------
      Total current assets........................        546,431
                                                    -------------
Property and equipment, net.......................        304,466
Other assets......................................          4,258
Deferred financing costs..........................         46,406
                                                    -------------
      Total assets................................  $     901,561
                                                    -------------
                                                    -------------

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable................................  $      42,382
  Accrued expenses................................        143,265
                                                    -------------
      Total current liabilities...................        185,647
                                                    -------------
Stockholders' equity:
  Preferred stock, par value $.001 per share;
    2,000,000 shares authorized, none issued or
    outstanding...................................       --
  Common stock, par value $.001 per share;
    20,000,000 shares authorized, 6,024,294 shares
    issued and outstanding........................          6,024
  Additional paid-in capital......................      1,687,089
  Deficit accumulated during the development
    stage.........................................       (977,199)
                                                    -------------
      Total stockholders' equity..................        715,914
Commitments and contingencies
                                                    -------------
      Total liabilities and stockholders'
        equity....................................  $     901,561
                                                    -------------
                                                    -------------

                See accompanying notes to financial statements.

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                  YEAR ENDED SEPTEMBER 30, 1996 AND THE PERIOD
                    FROM MAY 22, 1995 (DATE OF INCEPTION) TO
              SEPTEMBER 30, 1995 AND THE PERIOD FROM MAY 22, 1995
                   (DATE OF INCEPTION) TO SEPTEMBER 30, 1996


                                                                                     MAY 22, 1995   MAY 22, 1995
                                                                                       (DATE OF       (DATE OF
                                                                       YEAR ENDED    INCEPTION) TO  INCEPTION) TO
                                                                      SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                                                          1996           1995           1996
                                                                      -------------  -------------  -------------
Costs and expense:
  Research and development expense..................................   $   702,952         88,343        791,295
  General and administrative expense................................       196,256         29,651        225,907
                                                                      -------------  -------------  -------------
      Operating loss................................................      (899,208)      (117,994)    (1,017,202)
Interest income.....................................................        31,020          8,983         40,003
                                                                      -------------  -------------  -------------
      Net loss......................................................   $  (868,188)      (109,011)      (977,199)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Net loss per share..................................................   $      (.13)          (.02)          (.15)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average common shares and equivalents outstanding..........     6,477,410      6,477,410      6,477,410
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


                See accompanying notes to financial statements.

                      INTERNATIONAL SPORTS WAGERING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                        FOR THE PERIOD FROM MAY 22, 1995
                   (DATE OF INCEPTION) TO SEPTEMBER 30, 1996

                                                                                            DEFICIT
                                                                                          ACCUMULATED
                                                           COMMON STOCK       ADDITIONAL  DURING THE
                                                       ---------------------   PAID-IN    DEVELOPMENT
                                                         SHARES     AMOUNT     CAPITAL       STAGE       TOTAL
                                                       ----------  ---------  ----------  -----------  ----------
Issuance of shares of common stock upon incorporation
  (May 22, 1995).....................................         907  $       1           2      --                3
Issuance of common stock upon merger.................   3,023,048      3,023      (2,023)     --            1,000
Issuance of common stock.............................   1,767,567      1,768     813,843      --          815,611
Net loss.............................................      --         --          --        (109,011)    (109,011)
                                                       ----------  ---------  ----------  -----------  ----------
Balance, September 30, 1995..........................   4,791,522      4,792     811,822    (109,011)     707,603
Issuance of common stock.............................      60,461         60      42,440      --           42,500
Issuance of common stock through exercise of
  warrants...........................................   1,164,753      1,165     813,021      --          814,186
Issuance of common stock through exercise of
  options............................................       7,558          7       5,306      --            5,313
Issuance of options to consultants...................      --         --          14,500      --           14,500
Net loss.............................................      --         --          --        (868,188)    (868,188)
                                                       ----------  ---------  ----------  -----------  ----------
Balance, September 30, 1996..........................   6,024,294  $   6,024   1,687,089    (977,199)     715,914
                                                       ----------  ---------  ----------  -----------  ----------
                                                       ----------  ---------  ----------  -----------  ----------

                See accompanying notes to financial statements.

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                  YEAR ENDED SEPTEMBER 30, 1996 AND THE PERIOD
                    FROM MAY 22, 1995 (DATE OF INCEPTION) TO
              SEPTEMBER 30, 1995 AND THE PERIOD FROM MAY 22, 1995
                   (DATE OF INCEPTION) TO SEPTEMBER 30, 1996

                                                                                     MAY 22, 1995   MAY 22, 1995
                                                                                       (DATE OF       (DATE OF
                                                                       YEAR ENDED    INCEPTION) TO  INCEPTION) TO
                                                                      SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                                                          1996           1995           1996
                                                                      -------------  -------------  -------------
Cash flows from operating activities:
  Net loss..........................................................   $  (868,188)      (109,011)      (977,199)
  Adjustments to reconcile net loss to net cash provided by (used
    in) operating activities:
    Depreciation and amortization...................................        69,443          2,460         71,903
    Issuance of options to consultants..............................        14,500        --              14,500
    Changes in assets and liabilities:
      Prepaid expenses and other current assets.....................           978         (9,863)        (8,885)
      Other assets..................................................       --              (5,305)        (5,305)
      Accounts payable..............................................        13,974         28,408         42,382
      Accrued expenses..............................................       129,900         13,365        143,265
                                                                      -------------  -------------  -------------
    Net cash used in operating activities...........................      (639,393)       (79,946)      (719,339)
                                                                      -------------  -------------  -------------
Cash flows from investing activities:
  Purchase of property and equipment................................      (333,464)       (41,858)      (375,322)
                                                                      -------------  -------------  -------------
    Net cash used in investing activities...........................      (333,464)       (41,858)      (375,322)
                                                                      -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of common stock............................       861,999        816,614      1,678,613
  Deferred financing costs..........................................       (46,406)       --             (46,406)
                                                                      -------------  -------------  -------------
    Net cash provided by financing activities.......................       815,593        816,614      1,632,207
                                                                      -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents................      (157,264)       694,810        537,546
Cash and cash equivalents, beginning of period......................       694,810        --             --
                                                                      -------------  -------------  -------------
Cash and cash equivalents, end of period............................   $   537,546        694,810        537,546
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See accompanying notes to financial statements.

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996

(1) DESCRIPTION OF BUSINESS

    International Sports Wagering Inc. (the Company) was incorporated in the State of Delaware on May 22, 1995 to develop and market an interactive, client/server based computer system for purposes of wagering on sporting events. The Company is the successor by merger to Systems Enterprises, Inc. (SEI), an S-corporation incorporated in the State of New Jersey on December 17, 1992, 100% owned by the Company's founding shareholder, that had nominal operating activities during its existence. Subsequent to the merger, the Company reimbursed the founding shareholder for certain legal fees incurred by SEI that were specific to the Company's planned business activities.

    The Company is a development stage company which has not commenced generating revenue from its planned primary business activities. Since the Company's inception, it has been primarily engaged in product research and development, market testing its intended product, recruitment of key personnel, and raising capital. As a consequence, there are no operating revenues and there have been no product sales from inception of the Company through September 30, 1996. The Company plans to finance its operations through private placements of debt and equity securities and a planned initial public offering (the "IPO") (note 8). There can be no assurance that the Company will be able to manufacture or market its product in the future, that future revenues will be significant, that any sales will be profitable, or that the Company will have sufficient funds available to manufacture or market its product. Further, the Company's future operations are dependent on the success of the Company's commercialization efforts, market acceptance, and regulatory approval of its product.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS:

    Cash and cash equivalents consist of funds held on deposit with banking institutions with original maturities of less than 90 days.

    PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets, generally three to seven years, using the straight-line method.

    Expenditures for repairs and maintenance are charged to expense as incurred.

    DEFERRED FINANCING COSTS:

    Costs paid to the Company's attorneys associated with the Company's private placement and IPO (note 8) are deferred and will be recorded as a reduction of the proceeds received upon consummation of the private placement and IPO.

    RESEARCH AND DEVELOPMENT:

    All research and development, patent application and patent maintenance costs are charged to expense as incurred.

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents and accounts payable as reflected in the financial statements approximate fair value because of the short-term maturity of these instruments.

    INCOME TAXES:

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes are measured using the enacted tax rates and laws that are anticipated to be in effect when the differences are expected to reverse.

    STOCK SPLIT:

    On October 24, 1996, the Company effected a stock split related to its common stock, whereby each common share outstanding was converted by a factor of 3.0230479, thus increasing the number of common shares outstanding from a pre-split amount of 1,992,788 at September 30, 1996 to 6,024,294. The Board of Directors voted to increase the total number of shares of common stock authorized at September 30, 1996 to 20,000,000 in connection with this stock split. All share and per share information contained in the accompanying financial statements has been retroactively adjusted to reflect the stock split.

    LOSS PER SHARE:

    Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin Topic 4:D, stock issued and stock options and warrants granted during the 12-month period preceding the date of the planned IPO have been included in the calculation of weighted average common shares outstanding for the periods prior to the IPO, even when the impact of such incremental shares is antidilutive. The computation of weighted average common shares and equivalents outstanding as follows:


Weighted average common shares outstanding, exclusive of issuances within 12
  months prior to the IPO.......................................................   4,791,522
Shares, options and warrants issued in periods prior to and within 12 months
  prior to the IPO assumed to be outstanding for the entire period..............   1,685,888
                                                                                  -----------
Weighted average common shares and equivalents outstanding......................   6,477,410
                                                                                  -----------
                                                                                  -----------


    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NEW ACCOUNTING PRONOUNCEMENTS:

    In October 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 123, "Accounting for Stock-Based Compensation", which must be adopted by the Company in fiscal 1997. The Company has elected not to implement the fair value based accounting method for employee stock options, but has elected to disclose, commencing in fiscal 1997, the pro-forma net income and earnings per share as if such method has been used to account for stock-based compensation cost as described in the Statement.

    In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which must also be adopted by the Company in fiscal 1997. The effect of adopting this standard will be insignificant.

(3) PREFERRED AND COMMON STOCK

    In May 1995, the Company's Chairman of the Board and principal shareholder established the Company by purchasing shares and exchanging the shares of SEI for additional shares of Company stock. Also in May 1995, the Company issued shares to certain other founding shareholders.

    In June and July 1995, the Company sold a total of 399,997 units, each consisting of 3.0230479 shares of common stock and one warrant to purchase
3.0230479 additional shares of common stock for an aggregate of approximately $850,000 or approximately $.70 per unit to an investor group. Such amounts were reduced by certain costs of issuance. Between February and April 1996 warrants to purchase an aggregate of 1,164,753 shares were exercised and proceeds of approximately $814,000 ($.70 per share) were received by the Company. All unexercised warrants issued in June and July 1995 expired by their own terms.

    In June 1996, the Company sold 60,461 shares to seven individuals including employees, directors and investors resulting in proceeds of $42,500 ($.70 per share) to the Company.

    In May 1995, the Board of Directors adopted and the stockholders approved the 1995 Stock Option Plan (the 1995 Plan). The 1995 Plan provides for the grant of incentive stock options (ISOs) and nonqualified stock options (NQSOs). The total number of shares of common stock with respect to which options may be granted under the 1995 Plan is 649,955 of which all have been granted. ISOs and NQSOs may be granted to individuals, who, at the time of grant, are directors, officers, employees or consultants of the Company. Additionally, NQSOs may be granted to directors, agents and consultants of the Company, whether or not the individual is an employee of the Company. The 1995 Plan provides that the administrator must establish an exercise price for ISOs that is no less than the fair market value per share of the common stock at the date of grant. The exercise price of NQSOs shall be determined by the Board of Directors. Options granted under the 1995 Plan may not be exercisable for terms in excess of ten years from the date of grant, with vesting periods varying for option grants.

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

(3) PREFERRED AND COMMON STOCK (CONTINUED)
    Activity related to the Plan is as follows:

                                                                                                SHARES
                                                                                              ----------
    Outstanding, May 22, 1995...............................................................      --
        Granted ($.70 per share)............................................................      75,576
        Exercised...........................................................................      --
    Outstanding, September 30, 1995.........................................................      75,576
        Granted ($.70 per share)............................................................     574,379
        Exercised ($.70 per share)..........................................................      (7,558)
                                                                                              ----------
    Outstanding, September 30, 1996 (exercisable 68,774 shares).............................     642,397
                                                                                              ----------
                                                                                              ----------

    During fiscal 1996, the Company granted options to purchase common stock to consultants for services. The estimated fair value of such options of $14,500 has been recorded as expense and credited to capital.

    In October 1996, the Board of Directors adopted and the stockholders approved the 1996 Stock Option Plan (the 1996 Plan). The 1996 Plan is substantially similar to the 1995 Plan, except that there are 825,000 shares of Common Stock authorized and available for issuance pursuant to options which may be granted thereunder. The 1996 Plan is administered by the Stock Option Committee. No options have been granted under the 1996 Plan.

    The designations, rights, and preferences of the preferred stock are to be determined by the Board of Directors at the time of issuance.

    See note 2 with respect to the October 1996 stock split effected by the Company.

    See note 8 with respect to the Company's October 1996 private placement and planned initial public offering.

(4) PROPERTY AND EQUIPMENT

    Property and equipment at September 30, 1996 consist of the following:

Furniture and fixtures............................................  $   5,133
Computer equipment................................................    370,189
                                                                    ---------
                                                                      375,322
Less accumulated depreciation.....................................    (70,856)
                                                                    ---------
                                                                    $ 304,466
                                                                    ---------
                                                                    ---------

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

(5) ACCRUED EXPENSES

    Accrued expenses at September 30, 1996 consist of the following:

Professional fees.................................................  $  60,749
Payroll and related costs.........................................     82,116
Other.............................................................        400
                                                                    ---------
                                                                    $ 143,265
                                                                    ---------
                                                                    ---------

    Included in the accrued professional fees is $58,610 due to the Company's attorney who is also a stockholder of the Company. The Company recognized $19,339 and $8,212 in expense related to this stockholder in 1996 and 1995, respectively.

(6) COMMITMENTS

    LEASES:

    The Company leases office facilities and equipment under operating leases. Minimum rental commitments are as follows:

                                    YEAR ENDING
                                   SEPTEMBER 30,
                                  ---------------
  1997.............................................................................  $  20,190
   1998............................................................................     21,462
   1999............................................................................     15,597
   2000............................................................................     12,420
   2001............................................................................     --
                                                                                     ---------
                                                                                     $  69,669
                                                                                     ---------
                                                                                     ---------

    Rent expense under operating leases during 1996 and 1995 was $19,342 and $4,861, respectively.

    EMPLOYMENT AGREEMENTS:

    The Company entered into employment agreements with two executive employees of the Company expiring in June 1998 which provide for an aggregate minimum compensation of $223,000 and $158,000 in fiscal 1997 and fiscal 1998, respectively. Compensation expense recognized under these agreements for the period from May 22, 1995 (date of inception) to September 30, 1995 and for the year ended September 30, 1996 was $15,000 and $110,000, respectively. The agreements also provide for severance payments upon certain events, as defined.

                       INTERNATIONAL SPORTS WAGERING INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

(7) INCOME TAXES

    Income tax benefit for the year ended September 30, 1996 and the period from May 22, 1995 (date of inception) to September 30, 1995 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax loss as a result of the following:

                                                                           1996        1995
                                                                        -----------  ---------
Computed tax benefit at 34%...........................................  $  (295,184)   (37,064)
Increase in valuation allowance for Federal deferred tax assets.......      295,184     37,064
                                                                        -----------  ---------
Income tax expense....................................................  $   --          --
                                                                        -----------  ---------
                                                                        -----------  ---------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 are presented below:

                                                                                       1996
                                                                                    ----------
Deferred tax assets:
  Federal and state net operating loss carryforward...............................  $  348,798
  Book vs. tax basis accumulated depreciation.....................................      10,882
  Book vs. tax basis patent amortization..........................................      27,875
  Book vs. tax basis software amortization........................................       2,739
                                                                                    ----------
        Total gross deferred tax assets...........................................     390,294
  Less valuation allowance........................................................    (390,294)
                                                                                    ----------
        Net deferred tax assets...................................................  $   --
                                                                                    ----------
                                                                                    ----------

    As of September 30, 1996, the Company had a net operating loss carryforward of approximately $870,000 for Federal and state income tax reporting purposes available to offset future taxable income through the year 2011. The Company has provided a valuation allowance of $390,294 and $43,539 at September 30, 1996 and 1995, respectively, against its deferred tax assets since it is more likely than not that the Company will not realize such assets due to the Company's development stage nature of operations and the pre-tax loss since inception.

(8) PRIVATE PLACEMENT AND PLANNED INITIAL PUBLIC OFFERING

    On October 28, 1996, the Company raised approximately $550,000, net of expenses, from the sale of 6 1/2 units in a private placement for $100,000 per unit, each unit consisting of a 10% senior promissory note in the principal amount of $100,000 and warrants to purchase 30,000 shares of the Company's common stock at an exercise price equal to the lesser of $3.60 per share or 60% of the IPO price per share in its planned IPO. The senior promissory notes are due on the earlier of the consummation of the Company's planned IPO or October 28, 1997 subject to extension for up to six additional months at the option of the Company. In September 1996, the Company entered into a letter of intent with an underwriter to offer 1.5 million shares of common stock to the public. Subsequently, the parties agreed to offer 1.5 million units in lieu of the 1.5 million shares, each unit consisting of one share of common stock and one redeemable warrant to purchase one share of common stock. There can be no assurance that the Company will be able to successfully complete its IPO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAD BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          9
Use of Proceeds.................................         17
Dividend Policy.................................         18
Dilution........................................         19
Capitalization..................................         20
Plan of Operation...............................         21
Business........................................         23
Management......................................         38
Principal Stockholders..........................         46
Certain Transactions............................         47
Description of Securities.......................         48
Certain Tax Considerations......................         52
Shares Eligible for Future Sale.................         53
Underwriting....................................         54
Legal Matters...................................         55
Experts.........................................         55
Available Information...........................         56
Index to Financial Statements...................        F-1


                            ------------------------

    UNTIL            , 1997 (25 DAYS FROM THE DATE HEREOF) ALL DEALERS EFFECTING
TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,500,000 UNITS

                       INTERNATIONAL SPORTS WAGERING INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               BARINGTON CAPITAL
                                  GROUP, L.P.
                                 GKN SECURITIES
                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                    SUBJECT TO COMPLETION DATED       , 199
                       INTERNATIONAL SPORTS WAGERING INC.

    This Prospectus relates to the Offering (the "Offering") by certain selling
stockholders (the "Selling Stockholders") of       shares (the "Shares") of
Common Stock, par value $.001 per share, which may be sold from time to time by the Selling Stockholders, or by transferees, on or after the date of this Prospectus, subject to contractual restrictions which provide that such securities may not be sold for a period of two years after the closing of the Company Offering (defined below) without the prior written consent of Barington Capital Group, L.P., one of the representatives of the several underwriters of the Company Offering ("Barington"). See "Risk Factors--Future Sales of Restricted Securities; Registration Rights," "Description of Securities," "Selling Stockholders," and "Concurrent Registration by the Company."

    No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected from time to time in transactions on the Nasdaq SmallCap Market in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of the Shares. No underwriting arrangements have been entered into by the Selling Stockholders.

    The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

    The Company will not receive any proceeds from sales of the Shares. See "Selling Stockholders."

    A registration statement under the Act has been filed with the Securities and Exchange Commission with respect to an underwritten public offering on behalf of the Company of 1,500,000 Units (each, a "Unit" and collectively, the "Units"), each Unit consisting of one share of Common Stock and one redeemable Warrant to purchase one share of Common Stock, plus up to 225,000 Units which may be offered pursuant to the exercise of the Underwriters' over-allotment option (the "Company Offering"). See "Concurrent Registration by Company."

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED CAREFULLY AND ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK
FACTORS" BEGINNING ON PAGE   HEREIN.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    NEITHER THE NEVADA STATE GAMING CONTROL BOARD NOR THE NEVADA GAMING COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  THE OFFERING

Securities Offered.....................  shares of Common Stock, par value $.001 per share.
                                           See "Risk Factors--Futures Sales of Restricted
                                           Securities; Registration Rights" and "Description
                                           of Securities." No underwriting arrangements have
                                           been entered into by the Selling Stockholders.
                                           See "Selling Stockholders."

Common Stock Outstanding after the
  Company Offering(1)(2)...............

Shares of Common Stock to be
  Outstanding After the
  Offering(1)(2).......................

Use of Proceeds........................  The Company will not receive any proceeds from sales of the Shares.

Risk Factors...........................  An investment in the securities offered hereby involves a high degree of risk [and immediate
                                           substantial dilution] and investors should
                                           consider carefully the risks identified under
                                           "Risk Factors."

Trading Symbols........................  The Common Stock is traded on the Nasdaq SmallCap
                                           Market under the symbol ISWI.

------------------------

(1) Does not include an aggregate of 1,467,390 shares of Common Stock reserved for issuance pursuant to options granted or available for grant under the Company's existing stock option plans. See "Management--Stock Option Plans."

(2) Does not include (i) up to 1,500,000 shares of Common Stock underlying the Warrants included in the Units, (ii) up to 450,000 shares of Common Stock included in the Units underlying the Over-Allotment Option and the Warrants underlying the same, and (iii) up to 300,000 shares of Common Stock included in the Units underlying the Representatives' Options and the Warrants underlying the same.

                     CONCURRENT REGISTRATION BY THE COMPANY

    A registration statement under the Securities Act of 1933 (the "Act") has been filed by the Company with the Securities and Exchange Commission with respect to an underwritten public offering by the Company of 1,500,000 Units, each Unit consisting of one share of Common Stock and one redeemable warrant to purchase one share of Common Stock, plus 225,000 Units which may be offered pursuant to exercise of the Underwriters' over-allotment option.

    Concurrent sales of securities by both the Company and by the Selling Stockholders would likely have an adverse effect on the market price of the Common Stock. The Shares are subject to contractual restrictions upon resale with Barington. See "Selling Stockholders--Lock-Up Arrangements," "Risk Factors--Future Sales of Restricted Securities; Registration Rights," and "Description of Securities."

                              SELLING STOCKHOLDERS

    The following table sets forth the name of each person who is a Selling Stockholder, the number of Shares owned by each person, the percentage or outstanding shares of Common Stock of the Company owned by such person prior to the Offering, the number of shares being sold by such person, the number of shares of Common Stock such person will own after the completion of the Offering, and the percentage of outstanding shares of Common Stock of the Company owned by such person after the completion of the Offering.


                                                          NUMBER OF SHARES                      NUMBER OF SHARES
                                                            BENEFICIALLY                          BENEFICIALLY
                                                                OWNED        NUMBER OF SHARES         OWNED
                                                          PRIOR TO OFFERING    BEING OFFERED     AFTER OFFERING
                                                          -----------------  -----------------  -----------------
Floyd M. Smith..........................................         15,000              15,000
KGB Investments.........................................          8,250               8,250
Arthur Steinberg IRA Rollover...........................         15,000              15,000
James H. Levi...........................................          7,500               7,500
E&M RP Trust............................................         30,000              30,000
Andrew Gyenes...........................................          4,500               4,500
Ronald Krinick..........................................          7,500               7,500
Matthew Smith...........................................          6,000               6,000
Neil Bellet.............................................          7,500               7,500
Lyonshare Venture Capital...............................         30,000              30,000
Kenneth Zaslav..........................................          3,750               3,750
Craig W. Effron.........................................          7,500               7,500
Stanley H. Blum.........................................          7,500               7,500
Jerald Politzer.........................................         15,000              15,000
Edwin K. Dimes..........................................          7,500               7,500
Seymour Stewart.........................................          7,500               7,500
Ernest Gottdiener.......................................          7,500               7,500
David Jan Mitchell......................................          7,500               7,500
Barington Capital Group, L.P............................        105,000(1)          105,000(1)
GKN Securities Corp.....................................       45,000  (1)        45,000   (1)


------------------------


(1) Represents Representatives' Options, each to purchase a unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock


LOCK-UP ARRANGEMENTS

    The Selling Stockholders have agreed prior to the closing of the Company Offering that they will not publicly sell, offer to sell, contract to offer to sell, transfer, assign or pledge any of the Shares which are being registered on their behalf by the Registration Statement of which this Prospectus forms a part, for a period of two years from the closing of the Company Offering without the prior written consent of

Barington. Barington has no present intention to shorten such periods. See "Risk Factors--Future Sales of Restricted Securities; Registration Rights," "Certain Transactions" and "Description of Securities."


PLAN OF DISTRIBUTION

    The distribution of the Shares by the Selling Stockholders may be effected from time to time in transactions on NASDAQ in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of the Shares. No underwriting arrangements have been entered into by the Selling Stockholders.

    The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" without the meaning of the Act with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Article Seventh of the Certificate of Incorporation of International Sports Wagering Inc. (the "Registrant") eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such elimination of the personal liability of a director of the Registrant does not apply to (a) any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) actions prohibited under Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the registration fee, all amounts shown are estimates.


SEC Registration Fee...........................................  $ 9,026.42
NASD Registration Fee..........................................    3,478.72
Blue Sky fees..................................................   25,000.00
Printing and Engraving.........................................  120,000.00
Legal fees and expenses........................................  335,000.00
Accounting fees and expenses...................................   65,000.00
Transfer Agent fees and expenses...............................    5,000.00
NASDAQ SmallCap Market fees....................................    6,500.00
Representatives' Non-Accountable Expense
  Allowance....................................................  270,000.00
Miscellaneous expenses.........................................   20,994.86
                                                                 ----------
  Total........................................................  $860,000.00
                                                                 ----------
                                                                 ----------


------------------------

(1) Assuming an initial public offering price of $6.00 per Unit.


(2) If the Over-Allotment Option is exercised in full, the Representatives' Non-Accountable Expense Allowance and the Total would be $310,500 and $900,500, respectively.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    In the past three years, the Registrant has made the following sales of unregistered securities, all of which sales were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or as otherwise indicated herein. All information gives effect to a stock split effected in October 1996 pursuant to which each outstanding share of Common Stock was converted into 3.0230479 shares of Common Stock.

    In October 1996, the Registrant, through Barington Capital Group, L.P. ("Barington"), acting as placement agent, issued and sold 6.5 Units of its securities, each consisting of one $100,000 principal amount 10% Senior Promissory Note and a five-year Warrant to purchase 30,000 shares of Common Stock at an exercise price equal to the lesser of $3.60 per share or 60% of the initial public offering price per share in the Offering, at $100,000 per Unit ($650,000, total) solely to accredited investors. The Registrant believes that each issuance and sale of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. Barington received, for its services, a placement fee of 10% of the gross proceeds from the sale of the Units, warrants to purchase 19,500 shares of Common Stock (which warrants will be relinquished upon consummation of the Offering) and reimbursement of certain other expenses.

    On June 20, 1996, the Registrant sold 60,460 shares of Common Stock to seven individuals (including five employees and one director) for a total purchase price of $42,500, or $0.70 per share.


    At various times from June 1995 through August 1996, the Registrant granted options under the 1995 Plan to purchase an aggregate of 649,955 shares of Common Stock to certain directors, employees and consultants of the Registrant. In September 1996, a director of the Registrant purchased 7,557 shares upon exercise of his option at $.70 per share. In November 1996, the Registrant granted options under the 1996 Plan to purchase an aggregate of 58,000 shares of Common Stock to employees of the Registrant. The Registrant believes that the issuance and exercise of such options were exempt from registration pursuant to Sections 3(b) and 4(2) of the Securities Act and Rule 701 promulgated thereunder.


    On June 2, 1995 and July 12, 1995, the Registrant sold a total of 399,997 units, each consisting of 3.0230479 shares of Common Stock and one Warrant (the "Investor Warrants") to purchase 3.0230479 shares of Common Stock, to a group of approximately 18 accredited investors, for an aggregate of approximately $850,000, or $2.125 per unit. Between February and April 1996, Investor Warrants to purchase an aggregate of 1,164,753 shares of Common Stock were exercised at a total purchase price of approximately $818,750, or $0.70 per share.


    In May 1995, the Registrant sold an aggregate of 558,354 shares of Common Stock to certain directors, employees and consultants of the Registrant for an aggregate purchase price of $184.70. The purchase price was equal to the par value of the number of shares sold.



    In May 1995, Systems Enterprises Inc., a New Jersey corporation, was merged into the Registrant which was then newly-formed. Each of the 100 shares of Systems Enterprises Inc. common stock then outstanding was converted into 30,230.479 shares of the Registrant's Common Stock. All of the outstanding shares of common stock of Systems Enterprises Inc. were purchased by Barry Mindes in December 1992 for a total purchase price of $1.00.


ITEM 27. EXHIBITS

    (a) The following exhibits are filed herewith:


 1.1       Revised Form of Underwriting Agreement (1)

 3.1       Certificate of Incorporation of the Registrant (1)

 3.1(a)    Amendment, filed October 24, 1996, to Certificate of Incorporation of the
           Registrant (1)

 3.2       By-Laws of the Registrant (1)

 4.1       Revised Form of Representatives' Option Agreement (1)

 4.2       Form of Common Stock Certificate

 4.2(a)    Form of Unit Certificate

 4.3       Form of Bridge Warrant (1)

 4.4       Form of Bridge Note (1)

 4.5       Form of Warrant Agreement between the Registrant and American Stock Transfer &
           Trust Company (including form of Warrant Certificate) (1)

 5.1       Opinion of Rubin Baum Levin Constant & Friedman

10.1       Employment Agreement between the Registrant and Barry Mindes, dated as of May 22,
           1995 (1)

10.2       Employment Agreement between the Registrant and Bernard Albanese, dated as of June
           1, 1995 (1)

10.3       Form of Proprietary Information, Inventions and Non-Solicitation Agreement (1)

10.4       Form of Subscription Agreement (1)

10.5       Rights Agreement among the Registrant and the investors listed on Schedule A therein, dated as of June 2, 1995 (1)

10.6       Stock and Warrant Purchase Agreement among the Registrant and the investors listed on Schedule A therein, dated as of June 2, 1995 (1)

10.7       Rights Agreement between the Registrant and Barry Mindes, dated as of June 20,
           1996 (1)

10.8       Form of Stockholders Agreement among the Registrant, Barry Mindes and all stockholders of the Registrant (other than stockholders who are party to the
           Rights Agreement referred to in 10.5 above) (1)

10.9       Lease between Eastern American Mortgage Company, Inc. and the Registrant, dated
           June 9, 1995 (1)

10.10      Form of Indemnification Agreement to be entered into between the Registrant and its directors and executive officers (1)

10.11      1995 Stock Option Plan (1)

10.12      1996 Stock Option Plan (1)

10.13      Voting Agreement among the Registrant, Barry Mindes and the investors listed on
           Schedule A therein, dated as of June 2, 1995 (1)

23.1       Consent of KPMG Peat Marwick LLP

23.2       Consent of Rubin Baum Levin Constant & Friedman (contained in the Opinion filed as
           Exhibit 5.1)

24.1       Power of Attorney (1)

27.1       Financial Data Schedule (1)


------------------------


(1) Previously filed.


ITEM 28. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes that it will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

           (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) Include any additional or changed material information on the plan of distribution;

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

    (b) The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The Registrant hereby undertakes that it will:

        (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declared it effective.

        (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered in the registration statement, and that Offering of the securities at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on December 3, 1996.


                                             INTERNATIONAL SPORTS WAGERING INC.

                                             By:          /s/ BARRY MINDES
                                             ------------------------------------------
                                             Barry Mindes, Chairman of the Board


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
       /s/ BARRY MINDES         Chairman of the Board of      December 3, 1996
------------------------------    Directors (Principal
         Barry Mindes             Executive Officer)

     /s/ BERNARD ALBANESE       President, Treasurer and      December 3, 1996
------------------------------    Director
       Bernard Albanese

              *                 Chief Financial Officer
------------------------------    (Principal Financial and
      Jeneene M. Norman           Accounting Officer)

              *                 Director
------------------------------
      Fredric Kupersmith

              *                 Director
------------------------------
       Janet B. Mindes

              *                 Director
------------------------------
       Harold Rapaport

   *By:     /s/ BARRY MINDES
------------------------------
     AS ATTORNEY-IN-FACT

Date: December 3, 1996
------------------------------

                                 EXHIBIT INDEX


 EXHIBIT                                              DESCRIPTION                                                PAGE
---------  -------------------------------------------------------------------------------------------------     -----

 1.1       Revised Form of Underwriting Agreement (1)

 3.1       Certificate of Incorporation of the Registrant (1)

 3.1(a)    Amendment, filed October 24, 1996, to Certificate of Incorporation of the Registrant (1)

 3.2       By-Laws of the Registrant (1)

 4.1       Revised Form of Representatives' Option Agreement (1)

 4.2       Form of Common Stock Certificate

 4.2(a)    Form of Unit Certificate

 4.3       Form of Bridge Warrant (1)

 4.4       Form of Bridge Note (1)

 4.5       Form of Warrant Agreement between the Registrant and American Stock Transfer & Trust Company
           (including form of Warrant Certificate) (1)

 5.1       Opinion of Rubin Baum Levin Constant & Friedman

10.1       Employment Agreement between the Registrant and Barry Mindes, dated as of May 22, 1995 (1)

10.2       Employment Agreement between the Registrant and Bernard Albanese, dated as of June 1, 1995 (1)

10.3       Form of Proprietary Information, Inventions and Non-Solicitation Agreement (1)

10.4       Form of Subscription Agreement (1)

10.5       Rights Agreement among the Registrant and the investors listed on Schedule A therein, dated as of
           June 2, 1995 (1)

10.6       Stock and Warrant Purchase Agreement among the Registrant and the investors listed on Schedule A therein, dated as of June 2, 1995 (1)

10.7       Rights Agreement between the Registrant and Barry Mindes, dated as of June 20, 1996 (1)

10.8       Form of Stockholders Agreement among the Registrant, Barry Mindes and all stockholders of the
           Registrant (other than stockholders who are party to the Rights Agreement referred to in 10.5 above) (1)

10.9       Lease between Eastern American Mortgage Company, Inc. and the Registrant, dated June 9, 1995 (1)

10.10      Form of Indemnification Agreement to be entered into between the Registrant and its directors and executive officers (1)

10.11      1995 Stock Option Plan (1)

10.12      1996 Stock Option Plan (1)

10.13      Voting Agreement among the Registrant, Barry Mindes and the investors listed on Schedule A therein, dated as of June 2, 1995 (1)

23.1       Consent of KPMG Peat Marwick LLP

23.2       Consent of Rubin Baum Levin Constant & Friedman (contained in the Opinion filed as Exhibit 5.1)

24.1       Power of Attorney (1)

27.1       Financial Data Schedule (1)


------------------------


(1) Previously filed.